 Exhibit (a)(1)(A)
Offer To Purchase
All Outstanding Shares of Common Stock
of
VECTOR GROUP LTD.
at
$15.00 per share in cash
by
VAPOR MERGER SUB INC.
a wholly owned subsidiary of JTI (US) HOLDING INC.
an indirect wholly owned subsidiary of
JT INTERNATIONAL HOLDING B.V.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 1, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Vapor Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of JTI (US) Holding Inc., a Delaware corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Vector Group Ltd., a Delaware corporation (the “Company”), in exchange for $15.00 per Share in cash, subject to applicable withholding taxes and without interest (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (as it may be amended, supplemented or otherwise modified from time to time, the “Notice of Guaranteed Delivery”) (which three documents, together with other related materials, collectively constitute the “Offer”), including the Minimum Condition.
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 21, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, pursuant to which, as soon as practicable following (but in any event no later than one business day after) the consummation of the Offer, subject to the satisfaction or waiver of the No Legal Prohibition Condition (as defined below), Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement.
The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Merger Sub and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the consummation of the Offer, subject to the satisfaction or waiver of the condition that no governmental authority of competent and applicable jurisdiction will have enacted, issued or promulgated any law or issued or granted any order that is in effect as of immediately prior to the Effective Time and has the effect of (a) making the Merger illegal or (b) prohibiting or otherwise preventing the consummation of the Merger (the “No Legal Prohibition Condition”).
At the effective time of the Merger (being the time and day of the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware or at such later time and day as may be agreed in writing by Parent and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (excluding (a) any Shares owned by Parent, Merger Sub or the Company (or held in the Company’s treasury), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the

Company, in each case, immediately prior to the Effective Time, (b) any Shares irrevocably accepted for payment pursuant to the Offer, (c) any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL and (d) any Shares subject to Company Restricted Share Awards (as defined below) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.
Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each stock option to purchase Shares (each, a “Company Option”) with a per Share exercise price less than $15.00 (each, an “In-the-Money Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive, subject to the terms and conditions of the Merger Agreement, an amount in cash (without interest) equal to the product of (a) the aggregate number of Shares subject to such In-the-Money Option immediately prior to the Effective Time, and (b) the excess, if any, of (1) the Merger Consideration over (2) the per Share exercise price of such In-the-Money Option (the “Option Consideration”) and (ii) each Company Option with a per Share exercise price equal to or greater than $15.00 (each, an “Out-of-the-Money Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will be canceled for no consideration.
Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) except as set forth in clause (iii) below, each award of Shares that is subject to a transfer restriction, repurchase option or obligation, risk of forfeiture or other condition, excluding any Company PRSA (as defined below) (each, a “Company TRSA”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive, subject to the terms of the Merger Agreement, an amount in cash (without interest) equal to the product of (a) the aggregate number of Shares subject to such Company TRSA immediately prior to the Effective Time and (b) the Merger Consideration, together with any accrued and unpaid dividends corresponding to the Shares subject to such Company TRSA immediately prior to the Effective Time (to the extent provided under the applicable award agreement), (ii) each award of Shares that is subject to a performance-based transfer restriction, performance-based repurchase option or obligation, performance-based risk of forfeiture or other performance-based condition, excluding any Company TRSA (each, a “Company PRSA”, and, together with the Company TRSAs, the “Company Restricted Share Awards”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive, subject to the terms of the Merger Agreement, an amount in cash (without interest) equal to the product of (a) the aggregate number of Shares subject to such Company PRSA immediately prior to the Effective Time (based on the full number of Shares subject to such Company PRSA) and (b) the Merger Consideration, together with any accrued and unpaid dividends corresponding to the Shares subject to such Company PRSA immediately prior to the Effective Time (to the extent provided under the applicable award agreement), and (iii) notwithstanding the foregoing clause (i), each Company TRSA granted in 2025 (if any) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive, subject to the terms of the Merger Agreement, an amount in cash (without interest) equal to the product of (a) a prorated amount of the Shares subject to such Company TRSA immediately prior to the Effective Time (determined based on the number of full months of the four-year vesting period for such Company TRSA that has elapsed through the date on which the Effective Time occurs) and (b) the Merger Consideration. The amounts described in this paragraph are referred to as the “TRSA/PRSA Consideration.”
Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer” (collectively, the “Offer Conditions”), including (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement and any voluntary agreements with the U.S. Federal Trade Commission (“FTC”) or the U.S. Department of Justice (“DOJ”) not to consummate the Offer or the Merger and obtaining all required consents applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) under the Law on

Protection of Competition (Zakon o zastiti konkurencije “Official Gazette of the RS”, no. 51/2009 and 95/2013) of the Republic of Serbia (“Foreign Antitrust Law” and, together with the HSR Act, the “Antitrust Laws”) (such condition, the “Antitrust Clearance Condition”), (ii) no governmental authority of competent jurisdiction having brought any legal proceedings under the Antitrust Laws which remain pending and which seek to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of the Shares by Parent or Merger Sub or the Merger (the “No Antitrust Proceedings Condition”), (iii) there having been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and their respective affiliates (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)) represents at least one more Share than 50% of the total number of outstanding Shares as of immediately prior to the expiration of the Offer (the “Minimum Condition”) and (iv) no governmental authority of competent and applicable jurisdiction having (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or having the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger (the “No Legal Restraint Condition”). The Offer is not subject to any financing condition.
The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable for the Company to enter into the Merger Agreement and consummate the Transactions, (iii) authorized and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement, (iv) resolved that the Merger shall be governed and effected under Section 251(h) of the DGCL and be effected without a vote of the Company’s stockholders and (v) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
IMPORTANT
If you wish to tender all or a portion of your Shares to Merger Sub pursuant to the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depository (as defined below in the “Summary Term Sheet”) and follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Merger Sub before the expiration of the Offer.
Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
Neither the Offer nor the Merger has been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal or Notice of Guaranteed Delivery. Any representation to the contrary is unlawful and a criminal offense.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

i

SUMMARY TERM SHEET
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), the Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”), the Notice of Guaranteed Delivery (as it may be amended, supplemented or otherwise modified from time to time, the “Notice of Guaranteed Delivery”) and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Parent, Merger Sub and JT International Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the law of the Netherlands and an affiliate of Parent (“JTI”), by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined below). None of Parent, Merger Sub or JTI has independently verified the accuracy and completeness of such information.
Securities Sought	Subject to certain conditions, as described in Section 15 — “Conditions of the Offer”, including the satisfaction of the Minimum Condition (as defined below), all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of the Company.
Price Offered Per Share	$15.00 per Share in cash, subject to applicable withholding taxes and without interest (the “Offer Price”).
Scheduled Expiration of Offer	One minute after 11:59 p.m., New York City time, on October 1, 2024 unless otherwise extended or earlier terminated (the “Expiration Time”).
Merger Sub	Vapor Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of JTI (US) Holding Inc., a Delaware corporation (“Parent”).
Who is offering to buy my Shares?
Merger Sub, which is a wholly owned subsidiary of Parent, is offering to purchase for the Offer Price all Shares of the Company.
Merger Sub is a Delaware corporation that was formed for the sole purpose of facilitating the acquisition of the Company by Parent. Parent is an indirect wholly owned subsidiary of Japan Tobacco Inc., a global company headquartered in Tokyo, Japan, which, together with its affiliates (the “JT Group”), operates in three business segments: tobacco, pharmaceuticals and processed food. Within the tobacco business, the largest segment products are sold in over 130 markets and its global flagship brands include Winston, Camel, MEVUIS and LD. Parent has agreed pursuant to the Merger Agreement (as defined below) to cause Merger Sub to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer.
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Merger Sub and, where appropriate, Parent. We use the term “Merger Sub” to refer to Vapor Merger Sub Inc. alone, the term “Parent” to refer to JTI (US) Holding Inc. alone, the term “JTI” to refer to JT International Holding B.V. alone and the phrase “the Company” to refer to Vector Group Ltd.
See Section 8 — “Certain Information Concerning JTI, Parent and Merger Sub.”
What is the class and amount of securities sought pursuant to the Offer?
Merger Sub is offering to purchase all of the outstanding Shares of the Company on the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery.

See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately own the entire equity interest in, the Company. If the Offer is consummated, we intend to complete the Merger (as defined below) as soon as practicable (but in any event no later than one business day after the Acceptance Time (as defined below)). Upon completion of the Merger, the Company will become a wholly owned subsidiary of Parent. In addition, upon the consummation of the Merger, we intend to cause the Shares to be delisted from the New York Stock Exchange (“NYSE”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
See Section 12 — “Purpose of the Offer; Plans for the Company.”
Who can participate in the Offer?
The Offer is open to all holders and beneficial owners of Shares.
How much are you offering to pay?
Merger Sub is offering to pay $15.00 per Share in cash, subject to applicable withholding taxes and without interest. We refer to the amount that may be paid pursuant to the Offer, as the “Offer Price.”
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated as of August 21, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the subsequent merger of Merger Sub with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent, if the Offer is completed (such merger, the “Merger”).
See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
The receipt of cash by a U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences”) in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a Non-U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences”) in exchange for Shares in the Offer or the Merger generally will not result in U.S. federal income tax consequences unless such Non-U.S. Holder has certain connections with the United States.
We recommend that you consult your own tax advisors to determine the tax consequences to you of tendering your Shares in the Offer or having your Shares exchanged for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

See Section 5 — “Material U.S. Federal Income Tax Consequences.”
Do you have the financial resources to pay for all of the Shares that Merger Sub is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $2,400,000,000 to purchase all of the Shares pursuant to the Offer, to complete the Merger and to make payments in respect of outstanding Company Options, Company TRSAs and Company PRSAs required to be made in connection with the closing of the Merger pursuant to the Merger Agreement. Parent has, or will have, available to it, through a variety of sources, including cash on hand and a bridge term loan facility available to JTI, as borrower, with aggregate commitments of $4,300,000,000, funds necessary to satisfy all of Merger Sub’s payment obligations under the Merger Agreement and resulting from the Offer. In addition, JTI, an affiliate of Parent, has provided a guarantee of Parent’s and Merger Sub’s obligations under the Merger Agreement, as further described in Section 11 — “The Merger Agreement; Other Agreements.” The Offer is not conditioned upon Parent’s or Merger Sub’s ability to finance the purchase of the Shares pursuant to the Offer.
See Section 9 — “Source and Amount of Funds.”
Is Merger Sub’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not believe Merger Sub’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash;

•
Merger Sub will have through Parent and JTI sufficient funds (through a bridge term loan facility together with existing funds) available to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, if we consummate the Offer and the Merger, all Shares not tendered into the Offer will convert into the right to receive the Offer Price in the Merger; and

•
the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that there will have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and any of their respective affiliates (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)) represents at least one more Share than 50% of the total number of outstanding Shares as of the Expiration Time (as defined below). The Offer is subject to the conditions discussed in more detail in Section 15 — “Conditions of the Offer” (collectively, the “Offer Conditions”).
See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute after 11:59 p.m., New York City time, on October 1, 2024, unless the Offer is extended pursuant to and in accordance with the Merger Agreement. In the event that the Offer is extended pursuant to and in accordance with the Merger Agreement, then the term “Expiration Time” means such subsequent time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:
•
Merger Sub shall extend the Offer for the minimum period required by any applicable law or order or any rule, regulation, interpretation or position of the SEC or its staff or NYSE or as may be necessary to resolve any comments of the SEC or NYSE or the staff of the SEC or NYSE, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents;

•
if, as of any then-scheduled Expiration Time, any Offer Condition (as defined below in Section 15 — “Conditions of the Offer”) is not satisfied and has not been waived by Parent and Merger Sub (if permitted by the Merger Agreement), Merger Sub may (and, if requested by the Company, Merger Sub shall and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten business days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the conditions to the Offer; however, if the sole then-unsatisfied condition to the Offer is the Minimum Condition, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of ten business days each (or any longer period as may be agreed in writing by Parent and the Company), but Merger Sub shall not be required to extend the Offer for more than two occasions in consecutive periods of ten business days each, but may, in its sole discretion, elect to do so; and

•
neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless the Merger Agreement is validly terminated, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one business day) after termination of the Merger Agreement.

Parent and Merger Sub are not required to extend the Offer beyond the Termination Date. The “Termination Date” means August 21, 2025, unless otherwise extended to November 19, 2025 or February 17, 2026, in each case, pursuant to the terms of the Merger Agreement. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Equiniti Trust Company, LLC, which is the depository for the Offer (the “Depository”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time.
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The Offer is subject to the conditions described in Section 15 — “Conditions of the Offer,” including, but not limited to:
•
the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (and extensions thereof) applicable to the Transactions, there not being in effect any voluntary agreements with a governmental authority not to consummate the Offer or the Merger for any period of time and there having been obtained all required consents applicable to the Transactions under the Law on Protection of Competition (Zakon o zastiti konkurencije “Official Gazette of the RS”, no. 51/2009 and 95/2013) of the Republic of Serbia (“Foreign Antitrust Law” and, together with the HSR Act, the “Antitrust Laws”) (the “Antitrust Clearance Condition”);

•
there having been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and any of their respective affiliates (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)) represents at least one more Share than 50% of the total number of outstanding Shares as of immediately prior to the Expiration Time (the “Minimum Condition”);
•
no governmental authority of competent jurisdiction having (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub or the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub or the Merger (the “No Legal Restraint Condition”); and

•
there not existing any pending legal proceeding under any Antitrust Laws brought by any governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub or the Merger (the “No Antitrust Proceedings Condition”).

•
The Offer is not subject to any financing condition.

See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How do I tender my Shares?
If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase. Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depository after the Expiration Time will be disregarded and of no effect.
If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depository within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depository prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depository, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting payments subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after November 2, 2024, the 60th day after commencement of the Offer, until we accept your Shares for payment.
See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depository while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the board of directors of the Company?
Yes. The board of directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable for the Company to enter into the Merger Agreement and consummate the Transactions, (iii) authorized and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement, (iv) resolved that the Merger shall be governed and effected under Section 251(h) of the DGCL and be effected without a vote of the Company stockholders and (v) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.
More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “The Company Board’s Reasons for the Offer and the Merger.”
If Shares tendered pursuant to the Offer are purchased by Merger Sub, upon consummation of the Offer will the Company continue as a public company?
No. We expect to complete the Merger as soon as practicable following (but in any event no later than one business day after) the consummation of the Offer. Once the Merger takes place, the Company will be a wholly owned subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from NYSE and deregistered under the Exchange Act.
See Section 13 — “Certain Effects of the Offer.”
Will a meeting of Company stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:
•
the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer many exclude any excluded stock;
•
immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase pursuant to such tender offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) prior to expiration of such offer, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation under the DGCL and the certificate of incorporation of such constituent corporation;

•
the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•
each outstanding share (other than shares of “excluded stock” as defined in Section 251(h) of the DGCL) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration to be paid for shares of such class or series of stock of such constituent corporation irrevocably accepted for purchase in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Company stockholders and without a vote or any further action by the stockholders.
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and the No Legal Prohibition Condition (as defined below) is satisfied or waived, Merger Sub is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the Effective Time of the Merger, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned by Parent, Merger Sub or the Company (or held in the Company’s treasury), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, any Shares irrevocably accepted for payment pursuant to the Offer, and any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price, without interest thereon and subject to any applicable withholding tax. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.
If the Merger is completed, Company stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and otherwise comply with the requirements set forth in Section 262 of the DGCL to perfect your appraisal rights. See Section 17 — “Appraisal Rights.”
See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options and other equity awards in the Offer?
Pursuant to the terms of the Merger Agreement, at to the Effective Time, (i) each outstanding and unexercised In-the-Money Option as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the Option Consideration applicable to such In-the-Money Option, (ii) each outstanding and unexercised Out-of-the-Money Option as of immediately prior to the Effective Time, whether vested or unvested, will be canceled for no consideration therefor and (iii) each outstanding Company TRSA and Company PRSA as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the TRSA/PRSA Consideration.
See Section 11 — “The Merger Agreement; Other Agreements.”
What is the market value of my Shares as of a recent date?
On August 20, 2024, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on NYSE was $13.99 per Share. On September 3, 2024, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on NYSE was $15.01 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends on the Shares.”
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. Concurrently with entering into the Merger Agreement, Parent and Merger Sub entered into a tender and support agreement (the “Tender and Support Agreement”) with Howard M. Lorber, a stockholder, director and chief executive officer of the Company, and Lorber Alpha II Limited Partnership, an entity controlled by him (together, the “Supporting Stockholders”), which provides, among other things, that such Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Stockholders own of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). Under the terms of the Tender and Support Agreement, the Supporting Stockholders have agreed to vote their Shares in favor of the adoption of the Merger Agreement and the approval of the Transactions at a special meeting, if there is one, and, subject to certain exceptions, not to transfer any of their Shares; provided, however, that the Supporting Stockholders may withhold the tender of up to 1,000,000 Shares (in the aggregate) until the fifth business day prior to expiration of the Offer in order for the Supporting Stockholders to make a “permitted transfer” of such Shares prior to that time, including by way of transferring such Shares to an affiliate or gifting such Shares, to a transferee who agrees to be bound by the Tender and Support Agreement. The Tender and Support Agreement also provides that the Supporting Stockholders will vote their Shares against alternative corporate transactions and will not tender or agree to tender their Shares in connection with any alternative corporation transactions. The Tender and Support Agreement terminates on the earliest of (i) the Effective Time, (ii) the valid termination of the Merger Agreement, (iii) the mutual written agreement of the parties to terminate the Tender and Support Agreement, (iv) the delivery of written notice of termination by the Supporting Stockholders to Parent and Merger Sub following any material modification or amendment of the Merger Agreement, without the prior written consent of the Supporting Stockholders, that, in each case, results in a decrease in the amount or changes the form of consideration payable to the Supporting Stockholders pursuant to the terms of the Merger Agreement as in effect on the date hereof. The Supporting Stockholders beneficially owned, in aggregate, approximately 5.1% of all Shares outstanding as of September 3, 2024.
See Section 1 — “The Merger Agreement; Other Agreements — Tender and Support Agreement.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Merger Sub purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares pursuant to the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See Section 17 — “Appraisal Rights.”

Whom should I call if I have questions about the Offer?
You may call MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), toll free at (800) 322-2885. See the back cover of this Offer to Purchase for additional contact information.
INTRODUCTION
Vapor Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of JTI (US) Holding Inc., a Delaware corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Vector Group Ltd., a Delaware corporation (the “Company”), in exchange for $15.00 per Share in cash, subject to applicable withholding taxes and without interest (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (as it may be amended, supplemented or otherwise modified from time to time, the “Notice of Guaranteed Delivery”) (which three documents, together with other related materials, collectively constitute the “Offer”), including the Minimum Condition.
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 21, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, pursuant to which, as soon as practicable following (but in any event no later than one business day after) the consummation of the Offer, subject to the satisfaction or waiver of the No Legal Prohibition Condition (as defined below), Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Merger Sub and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following (but in any event no later than one business day after) the consummation of the Offer, subject to the satisfaction or waiver of the condition that no governmental authority of competent and applicable jurisdiction will have enacted, issued or promulgated any law or issued or granted any order that is in effect as of immediately prior to the Effective Time and has the effect of (a) making the Merger illegal or (b) prohibiting or otherwise preventing the consummation of the Merger (the “No Legal Prohibition Condition”).
At the effective time of the Merger (being the time and day of the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware or at such later time and day as may be agreed in writing by Parent and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, any Shares irrevocably accepted for payment pursuant to the Offer, and any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price (the “Merger Consideration”), without interest thereon and subject to any applicable withholding tax. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.
Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each outstanding and unexercised In-the-Money Option as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the Option Consideration applicable to such In-the-Money Option, (ii) each outstanding and unexercised Out-of-the-Money Option will be canceled for no consideration payable therefor and (iii) each outstanding Company TRSA and Company PRSA as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and terminated as of immediately prior to the Effective Time and converted into the right to receive the TRSA/PRSA Consideration. Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements.”
The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer”, including (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (and any extension thereof) applicable to the Transactions, including any voluntary agreements with a governmental authority not to consummate the Offer or the Merger for any period of time, (ii) satisfaction of the Law on Protection of Competition (Zakon o zastiti konkurencije “Official Gazette of the RS”, no. 51/2009 and 95/2013) of the Republic of Serbia (“Foreign Antitrust Law” and, together with the HSR Act, “Antitrust Laws”) and (iii) there having been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and any of their respective affiliates (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)) represents at least one more Share than 50% of the total number of outstanding Shares as of immediately prior to the expiration of the Offer, (iii) no governmental authority of competent jurisdiction having (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub or the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub or the Merger and (iv) there not existing any pending legal proceeding under any Antitrust Laws brought by any governmental entity of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub or the Merger. The Offer is not subject to any financing condition.
Tendering stockholders who are record owners of their Shares and who tender directly to the Depository (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The board of directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable for the Company to enter into the Merger Agreement and consummate the Transactions, (iii) authorized and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions on the terms and subject to the conditions contained in the Merger Agreement, (iv) resolved that the Merger shall be governed and effected under Section 251(h) of the DGCL and be effected without a vote of the Company’s stockholders and (v) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.
More complete descriptions of the Company Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer and the Merger” and “The Company Board’s Reasons for the Offer and the Merger.”
The Company has advised Parent that at a meeting of the Company Board held on August 20, 2024, Jefferies LLC (“Jefferies”) rendered its opinion to the Company Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Offer Price to be received by holders of Shares (other than holders of Canceled Shares and Dissenting Shares, each as defined below) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex A to the Schedule 14D-9.
This Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.
THE TENDER OFFER
1.
Terms of the Offer

Merger Sub is offering to purchase all of the outstanding Shares at the Offer Price, in cash, subject to applicable withholding taxes and without interest. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time, but in any event within one business day thereof, irrevocably accept for payment, and, at or as promptly as practicable following the date and time of the irrevocable acceptance for payment by Merger Sub of Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Acceptance Time”), but in any event within two business days thereafter, pay for, all Shares that are validly tendered and not validly withdrawn (as described in Section 4 — “Withdrawal Rights”) pursuant to the Offer.
The Offer is subject to the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” including, but not limited to, the Antitrust Clearance Condition, No Antitrust Proceedings Condition, the Minimum Condition and the No Legal Restraint Condition (each as defined therein).
Parent and Merger Sub expressly reserve the right, at any time and from time to time, to waive, in whole or in part, any of the conditions to the Offer, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of the Merger Agreement or to increase the Offer Price, except that, without the prior written consent of the Company, Parent and Merger Sub may not:
•
waive or modify specified Offer Conditions, including the Minimum Condition, the No Antitrust Proceedings Condition, the No Legal Restraint Condition and the Termination Condition;

•
make any change in the terms of or conditions to the Offer that:

•
changes the form of consideration to be paid in the Offer;

•
decreases the Offer Price or the number of Shares sought in the Offer;

•
extends the Offer or the Expiration Time or terminates the Offer, except as permitted or required by the Merger Agreement;

•
imposes conditions or requirements on the Offer other than the Offer Conditions, as described in Section 15 — “Conditions to the Offer”;

•
amends any term or condition of the Offer in any manner that would reasonably be expected to materially and adversely affect the Company stockholders (as a group and in their capacity as such) or would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions; or

•
provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required to extend the Offer. Specifically, the Merger Agreement provides that:

•
Merger Sub shall extend the Offer for the minimum period required by any law or order or any rule, regulation, interpretation or position of the SEC or its staff or NYSE or its staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents;

•
if, as of any then-scheduled Expiration Time, any Offer Condition (as defined below in Section 15 — “Conditions of the Offer”) is not satisfied and has not been waived by Parent or Merger Sub (if permitted by the Merger Agreement), Merger Sub may (and, if requested by the Company, Merger Sub shall and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten business days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the conditions to the Offer; however, if the sole then-unsatisfied condition to the Offer is the Minimum Condition, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of ten business days each (or any longer period as may be agreed in writing by Parent and the Company), but Merger Sub shall not be required to extend the Offer for more than two occasions in consecutive periods of ten business days, but may, in its sole discretion, elect to do so; and

•
neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless the Merger Agreement is validly terminated, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one business day) after termination of the Merger Agreement.

The Merger Agreement provides that Parent and Merger Sub shall not be required to extend the Offer beyond the Termination Date. The “Termination Date” means August 21, 2025, unless otherwise extended to November 19, 2025 or February 17, 2026, in each case, pursuant to the terms of the Merger Agreement. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.”
If we extend the Offer, are delayed in our acceptance for payment of or payment for the Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for the Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date of the Offer. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub will not be required to, and Parent will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time.
Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement and Parent and Merger Sub may terminate the Offer. The Offer may not be terminated prior to the Expiration Time unless the Merger Agreement is validly terminated in accordance with the Merger Agreement. If Parent and Merger Sub terminate the Offer, the Depository will promptly return, in accordance with applicable law, all Shares that have been tendered in the Offer to the registered holders of such Shares.
The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for the Shares

Subject to the terms of the Offer and the Merger Agreement, including the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver of each of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii) of the Merger Agreement), but in any event within one business day thereof, irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within two business days thereafter, pay for, all Shares that are validly tendered and not validly withdrawn (as described in Section 4 — “Withdrawal Rights”) pursuant to the Offer. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for the Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depository of (i) the certificates evidencing such Shares (the “Share Certificates”), (ii) confirmation of a book-entry transfer of such Shares into the Depository’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” with respect to Shares held in “street” name, (iii) in the case of Share Certificates, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iv) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer of Shares held in “street” name, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depository.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depository and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Merger Sub may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depository’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Merger Sub and not validly withdrawn as, if and when we give oral or written notice to the Depository of our acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for the Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depository, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, including by reason of any extension of the Offer or any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, you must follow these instructions:
•
If you hold your Shares directly as the registered owner and such Shares are represented by Share Certificates, you may tender your Shares in the Offer by delivering the Share Certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depository before the Offer expires, or, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth below.

•
If you hold your Shares directly as the registered owner and you hold uncertificated Shares in book-entry form with the Company’s transfer agent, you may tender your Shares in the Offer by delivering a properly completed and signed Letter of Transmittal, and any other documents required by the Letter of Transmittal, to the Depository before the Offer expires.

•
If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depository before the Offer expires: (1) a Book-Entry Confirmation, (2) an Agent’s Message in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

•
If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Book-Entry Transfer.   The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depository’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either (1) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent’s Message in lieu of the Letter of Transmittal and such other documents, must, in any case, be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of Shares cannot be effected prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depository.

Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depository prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depository prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution (as defined below);

•
the Depository receives by mail or overnight courier, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form Merger Sub has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution (as defined below) in the form set forth in the Notice of Guaranteed Delivery; and

•
the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depository’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are “received” by the Depository (as such terms are defined in Section 251(h)(6) of the DGCL) within one NYSE trading day following the Expiration Time.

Stockholders may contact the Information Agent or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depository within one NYSE trading day following the Expiration Time.
SHARES DELIVERED BY A NOTICE OF GUARANTEED DELIVERY THAT HAVE NOT BEEN “RECEIVED” (WITHIN THE MEANING OF SECTION 251(H)(6) OF THE DGCL) BY THE “DEPOSITORY” WITHIN ONE NYSE TRADING DAY FOLLOWING THE EXPIRATION TIME WILL NOT BE COUNTED TOWARD THE SATISFACTION OF THE MINIMUM CONDITION AND THEREFORE IT IS PREFERABLE FOR SHARES TO BE TENDERED BY THE OTHER METHODS DESCRIBED HEREIN.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for the Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depository of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) in the case of Share Certificates, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal or (iii) in the case of a book-entry transfer, an

Agent’s Message in lieu of the Letter of Transmittal and such other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depository.
The method of delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents will be deemed made, and risk of loss thereof shall pass, only when they are actually received by the Depository (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation with respect to such Shares). If such delivery is by mail, it is recommended that the Shares (or Share Certificates), the Letter of Transmittal and all other required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Merger Sub, Parent or any of their respective affiliates or assigns, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept payment for the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Company stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Company stockholders.
Stock Options and Other Equity Awards.   Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each outstanding and unexercised In-the-Money Option as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the Option Consideration applicable to such In-the-Money Option, (ii) each outstanding Out-of-the-Money Option will be canceled for no consideration therefor and (iii) each outstanding Company TRSA and Company PRSA as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the TRSA/PRSA Consideration applicable to such Company TRSA or Company PRSA.
Information Reporting and Backup Withholding.   Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Stockholders that are not U.S. persons should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any; provided the required information is timely furnished to the IRS. Payments made to holders of In-the-Money Options, Company TRSAs and Company PRSAs will be subject to information reporting and withholding of taxes required by applicable law.
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after November 2, 2024, the 60th day after commencement of the Offer, until Merger Sub accepts your Shares for payment.
For a withdrawal of Shares to be effective, the Depository must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depository.
Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Merger Sub, Parent or any of their respective affiliates or assigns, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.
Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, in exchange for the Offer Price pursuant to the Offer and holders whose Shares are converted into the right to receive the Offer Price pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made or the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion applies to a holder only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder subject to special treatment under U.S. federal income tax laws, including, but not limited to:
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a holder that is a regulated investment company, real estate investment trust, cooperative, bank or certain other financial institutions, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States;

•
a holder that is, or holds Shares through, a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes;

•
a holder that holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, or that is required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement;

•
a holder that holds or has held, directly, indirectly or constructively by attribution, more than 5 % of the Shares;

•
a holder that holds Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code;

•
a holder that exercises appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, or as restricted stock; and

•
a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

•
a holder that directly, indirectly or constructively owns an equity interest in Parent.

In addition, this discussion does not address the corporate or individual alternative minimum tax, the net investment income tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal non-income tax laws.
If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, or other pass-through entity for such purposes holds Shares, the tax treatment of its partners or members generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. Accordingly, partnerships and other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
This discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Because individual circumstances may differ, each holder of Shares is urged to consult his, her, or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the application of the corporate or individual alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
The exchange of a Share for the Offer Price pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who sells or exchanges Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
Tax Consequences to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is not a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes and that is not a U.S. Holder.
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).
Special rules not discussed above may apply to certain Non-U.S. Holders that are subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them in light of their particular circumstances.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption.
Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, an IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax and the amount of any backup withholding will be generally allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is properly and timely furnished by such U.S. Holder to the IRS.
U.S. Holders should consult their own tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
6.
Price Range of Shares; Dividends on the Shares

The Shares currently trade on NYSE under the symbol “VGR”. The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period during which the Shares were listed publicly on a national stock exchange within the two preceding fiscal years, as reported by NYSE:
	High	Low
Fiscal Year Ending December 31, 2022
Fourth Quarter	$11.95	$8.84
Third Quarter	$11.50	$8.64
Second Quarter	$13.38	$10.11
First Quarter	$12.50	$10.03
Fiscal Year Ending December 31, 2023
Fourth Quarter	$11.88	$9.86
Third Quarter	$13.43	$10.18
Second Quarter	$13.11	$10.56
First Quarter	$14.39	$11.24
Fiscal Year Ending December 31, 2024
Second Quarter	$11.33	$9.28
First Quarter	$11.79	$9.80
On August 20, 2024, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on NYSE was $13.99 per Share. On September 3, 2024, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on NYSE was $15.01 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company issued dividends and distributions on its Shares in 2023 in an amount of $126.2 million and anticipates issuing dividends and distributions on its Shares in 2024 at an assumed quarterly cash dividend of $0.20 per share.
7.
Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. None of JTI, Parent or Merger Sub has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, none of JTI, Parent or Merger Sub assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to JTI, Parent or Merger Sub.
General.   The Company is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, the Company is engaged in the manufacture and sale of cigarettes in the United States.
The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:
4400 Biscayne Boulevard
Miami, Florida 33137
305-579-8000
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their compensation, stock options granted to them, the principal holders of the Company’s securities any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to Company stockholders and filed with the SEC. Such information also will be available in the Schedule 14D-9. Copies of such reports, proxy statements and other information filed electronically by the Company with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
8.
Certain Information Concerning JTI, Parent and Merger Sub

JTI is part of the JT Group, which collectively operates in three business segments: tobacco, pharmaceutical and processed food. Within the tobacco business, the largest segment products are sold in over 130 markets and its global flagship brands include Winston, Camel, MEVUIS and LD.
The address of JTI’s principal executive offices and JTI’s phone number at its principal executive offices are as set forth below:
Bella Donna 4
1181 RM Amstelveen, the Netherlands
+31 20 7 213 500
Parent is a Delaware corporation and a direct wholly owned subsidiary of JTI. Merger Sub is a Delaware corporation and direct wholly owned subsidiary of Parent, and was formed solely for the purpose of facilitating an acquisition by Parent. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Until immediately before the time Merger Sub accepts Shares for purchase in the Offer, it is not anticipated that Merger Sub will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation.
The address of the principal executive offices and the phone number at the principal executive offices of each of Parent and Merger Sub are as set forth below:
Glenpointe Centre East
300 Frank W. Burr Blvd, Suite 70
Teaneck, New Jersey 07666
+1 (201) 871-1210
The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of JTI, Parent and Merger Sub and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of JTI, Parent or Merger Sub, to the best knowledge of JTI, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of JTI, Parent or Merger Sub or, to the best knowledge of JTI, Parent and Merger Sub, the persons listed in Schedule I hereto or any associate or other affiliate of JTI, Parent and Merger Sub or of any of the persons so listed (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; or (ii) has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days. Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of JTI, Parent or Merger Sub or, to the best knowledge of JTI, Parent and Merger Sub, the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth elsewhere in this Offer to Purchase, during the two years before the date of this Offer to Purchase, there have been (i) no transactions between any of JTI, Parent, Merger Sub, their affiliates or, to the best knowledge of JTI, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) no negotiations, transactions or material contacts between JTI, Parent, Merger Sub, their affiliates or, to the best knowledge of JTI, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Additional Information.   Pursuant to Rule 14d-3 under the Exchange Act, JTI, Parent and Merger Sub have filed with the SEC a Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by JTI with the SEC, are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
9.
Source and Amount of Funds

We estimate that we will need approximately $2,400,000,000 to purchase all of the Shares pursuant to the Offer, to complete the Merger and to make payments in respect of outstanding Company Options, Company TRSAs, and Company PRSAs required to be made in connection with the closing of the Merger pursuant to the Merger Agreement. JTI and JT International SA, an affiliate of JTI, each as borrower, have entered into a bridge term loan facility with aggregate commitments of $4,300,000,000 from certain lender(s) in connection with the Merger (including the Offer), described in more detail in the section titled “Debt Financing” immediately below. Subject to certain conditions, the proceeds from such debt financing contributed by JTI and/or JT International SA, together with cash on hand, Parent has, or will have, available to it, funds necessary to satisfy all of Merger Sub’s payment obligations under the Merger Agreement and resulting from the Offer.
In the event that we do not receive the proceeds of the contemplated debt financing (either because the conditions to the financing are not satisfied, the lender(s) under the Facility Agreement fail to satisfy their obligations under the Bridge Facility or otherwise), or any alternative financing of substantially similar amount, JTI, an affiliate of Parent, has guaranteed Parent’s and Merger Sub’s obligations under the Merger Agreement.

Debt Financing
In connection with the Offer and the Merger, JTI and JT International SA, each as borrower, entered into a facility agreement (the “Facility Agreement”) with, among others, J.P. Morgan SE (the “Arranger”) on August 21, 2024, pursuant to which the lender(s) under the Facility Agreement make available to the borrowers, subject to the conditions set out in the Facility Agreement, a term loan facility in the amount of $4,300,000,000 (the “Bridge Facility”). The proceeds of the Bridge Facility are to be used to finance or refinance amounts paid under the Merger Agreement (including in respect of the Offer), any financial indebtedness of the Company or its subsidiaries and any other fees, commissions, costs and expenses in relation to the Merger (including in respect of the Offer).
Availability.   The Bridge Facility is available to be utilized by JTI and JT International SA, as borrowers, from its date of signing, subject to satisfaction of a limited number of customary conditions precedent (including receipt of required consents relating to the Merger), until the earlier of: (i) close of business on the Closing Date; (ii) the date of termination of the Merger Agreement; and (iii) February 17, 2026.
Maturity Date.   The Bridge Facility will terminate on the date falling 12 months after the earlier of: (i) the Closing Date; and (ii) the date falling nine months after the date of signing of the Facility Agreement, with up to two six-month extensions available at the discretion of JTI.
Guarantors.   The obligations of JTI and JT International SA as borrowers under the Bridge Facility are guaranteed by Japan Tobacco Inc.
Prepayments.   The Bridge Facility contains: (i) certain mandatory prepayment and cancellation provisions in relation to lender illegality and change of control of Japan Tobacco Inc.; and (ii) provisions allowing JTI to replace and cancel an affected lender in respect of increased costs, tax gross-up and tax indemnity of a lender. In addition, the Bridge Facility contains mandatory prepayment and cancellation provisions, subject to certain exceptions, in relation to: (i) the net proceeds received in excess of $400,000,000 as a result of JTI or a member of JTI’s group issuing further debt (by way of one or more syndicated loan or capital markets debt issuances but excluding any commercial paper issuance) and (ii) the net proceeds received as a result of any disposal of any real estate of the real estate investment business operated and managed by New Valley LLC and its subsidiaries.
Interest Rate.   The Bridge Facility has a floating rate of interest based on compounded SOFR plus a margin.
Other Terms.   The Bridge Facility contains customary representations and undertakings, including (with certain agreed carve-outs) a negative pledge and Merger-related undertakings. The Bridge Facility has a mechanism to introduce further additional borrowers in the future, at the request of JTI and provided certain customary conditions precedent are satisfied.
The Bridge Facility also contains customary events of default, including non-payment, misrepresentation, cross default and insolvency, the occurrence of any of which would allow the lender(s) to cancel the commitments and declare any loans immediately due and payable. The events of default are subject to certain agreed carve-outs and include a clean-up period for events of default arising as a result of the Merger.
10.
Background of the Offer; Past Contacts or Negotiations with the Company

Background of the Offer and the Merger
In June and July 2019, the Company and JTI explored the possibility of a business combination involving the two companies. At that time, Mr. Ronald Bernstein, then President and Chief Executive Officer, Liggett Group LLC and Liggett Vector Brands LLC and a member of the Company Board, engaged with Mr. Eddy Pirard, the President and Chief Executive Officer of JT International SA, an affiliate of JTI. In August 2019, after a series of preliminary due diligence and strategic discussions involving the Company’s senior management and legal and financial advisors, with the oversight of the Company Board, it became apparent to both sides that there was a significant gap between the parties’ respective views on the valuation of the Company. Accordingly, these discussions terminated in September 2019.

Beginning in late January through late March 2024, Mr. Bernstein and Mr. Pirard held several calls and met to discuss the strategic direction of the industry and of both companies, and whether it would be fruitful to reengage in discussions about a business combination between the companies. Since there was a significant gap between the parties’ respective views on the valuation of the Company in 2019 and to establish an expectation with respect to valuation at the outset, Mr. Bernstein indicated that the Company would potentially be interested in transacting in a range that would value the Company’s tobacco business in an enterprise value to EBITDA multiple range of approximately 8.0 to 8.5 times, similar to the then-current trading range of JTI’s parent, Japan Tobacco Inc., and representing a material premium to the Company’s trading multiples at that time.
On March 22, 2024, Mr. Bernstein called Mr. Pirard to continue discussions about exploring a business combination between the two companies and to ask what JTI’s approach would be in valuing the Company, including both the Company’s tobacco business and its New Valley real estate investment business (the “NV Business”). During that meeting, Mr. Pirard made it clear that while JTI was actively considering its potential strategic interest in the Company, the NV Business was not strategic for JTI and added complexity to any potential transaction.
On March 27, 2024, Mr. Pirard called Mr. Bernstein to further discuss the appropriate methodology for valuation of the Company, inclusive and exclusive of the NV Business.
On April 3, 2024, Mr. Bernstein and Mr. Bryant Kirkland, the Senior Vice President, Chief Financial Officer and Treasurer of the Company, held a call with senior members of JTI’s management to further discuss certain financial parameters for determining a potentially acceptable valuation of the Company by JTI, which included a discussion of publicly disclosed information, including the Company’s recent financial performance and balance sheet position. Following these discussions, the Company and JTI discussed the potential process for JTI to be in a position to make an attractive offer for the Company, including a process by which the Company could provide access to due diligence materials after JTI executed a confidentiality agreement, a draft of which had been recently prepared by the Company’s legal advisor, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), and provided to JTI by the Company.
Between late March and early April 2024, the Company and JTI negotiated the confidentiality agreement to begin to exchange confidential due diligence materials. On April 8, 2024, the Company and JTI entered into the confidentiality agreement, which contained, among other things, a customary standstill provision pursuant to which JTI would be prohibited from taking certain actions with respect to the Company until the earlier of (i) 18 months from the date of the agreement or (ii) upon the earliest to occur of: (a) any person or “group” having entered into and announced a definitive agreement to acquire more than 40% of the outstanding voting securities of the Company or more than 40% of the consolidated total assets of the Company and its subsidiaries; or (b) any person commencing a tender offer or exchange offer that, if consummated, would make such person the beneficial owner of more than 40% of the outstanding voting securities of the Company, and certain other standstill termination triggers.
Between April and May 2024, representatives of the Company, including representatives of Sullivan & Cromwell and representatives of Jefferies LLC (“Jefferies”), the Company’s financial advisor, participated in conference calls with representatives of JTI, including representatives of Freshfields Bruckhaus Deringer US LLP, legal advisor to JTI (“Freshfields”), and representatives of J.P. Morgan Securities LLC and J.P. Morgan Securities plc, financial advisor to JTI (together, “JPM”), to discuss the next steps in pursuing a possible transaction, including the due diligence review process and the anticipated timeline for negotiating documents assuming JTI were to propose an acceptable valuation for the Company.
On April 19, 2024, the Company made a virtual data room (“VDR”) available to JTI, Freshfields, JPM and Ernst & Young LLP, as tax advisor to JTI (“Ernst & Young”), containing certain financial, regulatory and legal materials of the Company. Between April 2024 and August 2024 (other than the period in May and June of 2024 during which discussions were suspended, as described further below), representatives of JTI conducted financial, operational, legal, tax and other due diligence review of the Company through document review and conference calls with representatives of the Company and JTI, including Sullivan & Cromwell, Jefferies, Freshfields, Ernst & Young and JPM, covering various areas including, but not limited to, corporate organization and structure, commercial operations, litigation and legal compliance, executive compensation and employee benefits, intellectual property, regulatory matters, and general corporate matters.

On April 26, 2024, representatives of Sullivan & Cromwell, Freshfields and JPM participated in a conference call to discuss matters relating to the potential separation and distribution to the Company’s stockholders of the NV Business assuming that a potential offer from Parent would exclude the value of that business.
On May 7, 2024, members of Company management, JTI management and representatives of Sullivan & Cromwell, Freshfields, Jefferies and JPM participated in a conference call to continue discussions relating to the potential separation and distribution of the NV Business. Prior to the meeting, representatives of Sullivan & Cromwell had delivered to representatives of Freshfields a discussion paper regarding a potential structure for the separation of the NV Business into two liquidating trusts and outlining various securities, investment and other legal considerations associated with such separation and distribution of interests in the liquidating trusts to stockholders. During this meeting, the parties also discussed other issues relating to a potential transaction, including the Company’s ongoing contractual arrangements with Douglas Elliman Inc., the real estate services and property technology investment business formerly owned by the Company that was distributed to the Company’s stockholders on December 29, 2021.
On May 11, 2024 and again on May 13, 2024, representatives of Sullivan & Cromwell and Freshfields, Jefferies and JPM participated in conference calls to continue discussions regarding the potential separation and distribution of the NV Business through a liquidating trust structure, including the associated due diligence review process and the potential timeline to implement such a separation and distribution.
On May 16, 2024, Mr. Bernstein called Mr. Pirard to discuss the status of the various workstreams and to ask when JTI would be able to provide a proposal that would include proposed transaction valuation ranges.
On May 22, 2024, JTI delivered a non-binding proposal letter (the “May 22 Proposal”) to the Company Board, pursuant to which JTI would acquire 100% of the outstanding fully diluted Shares for $12.50 per share in cash. This per share price did not include the value of the NV Business, which JTI valued separately at $0.60 per share. The proposal contemplated that the NV Business would be separated into a liquidating trust structure, the interests in which would be distributed to stockholders prior to the consummation of the transactions, as had been previously discussed by the parties.
On May 23, 2024, Mr. Lorber contacted Mr. Pirard to communicate that the Company was not prepared to continue discussions with JTI based on the price included in the May 22 Proposal. Subsequently, VDR access for JTI and its advisors was terminated.
On June 4, 2024, representatives of Sullivan & Cromwell delivered a return or destroy letter to representatives of Freshfields with respect to due diligence material provided pursuant to the confidentiality agreement.
On June 7, 2024, representatives of JPM reached out to representatives of Jefferies indicating a desire to connect and discuss the potential transaction. Representatives of Jefferies, in consultation with Mr. Lorber and other members of Company senior management, declined to engage in this conversation.
On June 10, 2024, Mr. Pirard called Mr. Bernstein to tell him that the May 22 Proposal was not JTI’s best offer and to expect an increase in the offer price.
On June 11, 2024, Mr. Lorber called Mr. Pirard to follow up on Mr. Pirard’s outreach to Mr. Bernstein and make clear that any increase in the offer would need to be material, in writing and with respect to the entire Company (including the NV Business), in order for the Company to reengage in discussions regarding a potential acquisition.
On June 17, 2024, representatives of Freshfields delivered a second non-binding proposal letter (the “June 17 Proposal”) to members of Company senior management and representatives of Sullivan & Cromwell, which was promptly shared with the Company Board and representatives of Jefferies. The June 17 Proposal contemplated a transaction to acquire 100% of the Shares for $14.30 per share in cash, including the value of the NV Business, which would now be retained by the Company and acquired by JTI as part of the transaction given the cost and complexity associated with the separation of the NV Business through a liquidating trust structure.

On June 18, 2024, representatives of Jefferies and JPM engaged in discussions, with Jefferies indicating an openness to reopening due diligence and to negotiating draft transaction documentation, subject to confirmation of JTI’s willingness to work toward a higher valuation of the Company, and on June 19, 2024, representatives of JPM reached out to representatives of Jefferies and confirmed JTI’s willingness to recommence due diligence and to negotiate transaction documents on the understanding that a valuation higher than the June 17 Proposal would be required for the Company to transact.
On June 24, 2024, representatives of Sullivan & Cromwell delivered an initial draft Merger Agreement to representatives of Freshfields. The Merger Agreement provided for, among other things, (i) the structure of the transaction as a cash tender offer followed immediately by a short-form merger pursuant to Section 251(h) of the DGCL, (ii) accelerated vesting of outstanding equity awards, (iii) limited closing conditions, (iv) the obligation of Parent to take any and all necessary lawful action in connection with obtaining any required regulatory approvals, including any divestitures or litigation necessary in order to obtain antitrust clearances, (v) the Company’s ability to provide information to a party making an unsolicited, bona fide acquisition proposal, and engage in discussions or negotiations with such a party if their acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, (vi) the Company’s ability to terminate the Merger Agreement to accept a superior proposal, subject to certain procedural requirements, and (vii) a to-be-determined termination fee payable to Parent in certain circumstances, including the Company’s termination of the Merger Agreement to accept a superior proposal.
On July 1, 2024, members of Company senior management, JTI senior management and representatives of Jefferies and JPM participated in a conference call to discuss potential synergies and value drivers if the Company were to be acquired by JTI, and their impact on the potential value that JTI could pay for the Company.
On July 3, 2024, the Company and JTI entered into the CTA (which had previously been drafted and partially negotiated between representatives of Freshfields and Sullivan & Cromwell during the previously-suspended discussions) in order to share competitively sensitive information to further the due diligence process, which contained, among other things, customary provisions restricting access to and use of competitively sensitive information until the earlier of (i) two years from the date of the CTA or (ii) the closing of the Transactions.
On July 9, July 10, July 11 and July 12, 2024, members of Company senior management, JTI senior management and representatives of Sullivan & Cromwell, Freshfields, Jefferies, Kramer Levin Naftalis & Frankel LLP, Kasowitz Benson Torres LLP, JPM and Ernst & Young participated in several extended conference calls to discuss due diligence matters, including with respect to real estate, financial, legal and tax matters. Over the succeeding weeks, a number of more narrowly focused follow-up due diligence calls were conducted on various areas, and the parties regularly exchanged due diligence questions and answers and the Company made available additional documents via the VDR.
Also on July 15, 2024, representatives of Freshfields delivered a revised draft of the Merger Agreement to representatives of Sullivan & Cromwell which, among other things, (a) removed the requirement for Parent to take all actions necessary to obtain any approvals required under applicable antitrust laws, unless all such actions, taken together, would be immaterial to Parent, or the Company and their respective subsidiaries, take as a whole, (b) proposed a reverse termination fee in an amount equal to 4% of the Company’s fully diluted equity value which would be payable by Parent in the event that the Merger Agreement is terminated by either Parent or the Company if (i) the Acceptance Time shall not have occurred by the end of the Termination Date, (ii) the Expiration Time shall have occurred without acceptance for payment by Merger Sub of the Shares tendered in the Offer or (iii) a governmental authority of competent jurisdiction has prohibited the consummation of the Transactions and, at the time of any such termination, (w) the parties have not obtained the approvals required under applicable antitrust laws, (x) a governmental authority of competent jurisdiction has prohibited the consummation of the Transactions under applicable antitrust law, or (y) a governmental authority of competent jurisdiction has instigated legal proceedings seeking to prohibit the Transactions under applicable antitrust law, while (z) all other conditions to the Offer shall have been satisfied (or are capable of being satisfied if they are to be satisfied at the Expiration Time); (c) proposed a termination fee in an amount equal to 4% of the Company’s fully diluted equity value that would be payable to Parent in the event that (i) the Company terminates the Merger Agreement to concurrently enter into an alternative agreement with respect to a superior proposal, (ii) Parent terminates the Merger

Agreement following a change of recommendation by the Company Board or a failure of the Company Board to reaffirm its recommendation in favor of the Transactions following receipt of an alternative acquisition proposal within ten business days of receipt of a written request by Parent to provide such reaffirmation, (iii) Parent terminates the Merger Agreement for the Company’s breach in any material respect of its obligations with respect to not soliciting acquisition proposals from third parties, or (iv)(A) either party terminates the Merger Agreement following the Termination Date, (B) the Minimum Condition has not been satisfied at the time of such termination, (C) a third party has made a bona fide acquisition proposal that shall have been publicly announced or disclosed and not publicly withdrawn without qualification at least five business days prior to such termination, and (D) the Company and any third party have entered into a definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal previously announced or disclosed) within 12 months following termination of the Merger Agreement; (d) added certain representations by the Company with respect to the NV Business; and (e) included detailed financing cooperation provisions requiring the Company to use its reasonable best efforts to assist Parent to the extent necessary in connection with any financing related to the acquisition or in the ordinary course of JTI’s business.
On July 17, 2024, members of Company senior management, JTI, representatives of Jefferies and JPM participated in a conference call to review the Company Management Projections following their approval for such use by the Company Board, and to discuss the medium- to long-range outlook for the business.
On July 19, 2024, at the direction of the Company Board, representatives of Jefferies spoke with representatives of JPM to discuss the status of the due diligence process, and to align on prioritization of remaining workstreams in order for JTI to be in a position to provide a definitive offer at an increased and potentially acceptable valuation.
On July 23, 2024, representatives of Sullivan & Cromwell delivered a revised draft of the Merger Agreement to representatives of Freshfields. This draft, among other things, (a) reverted to the prior antitrust standard, pursuant to which Parent would be obligated to take any and all necessary action in connection with obtaining the required regulatory approvals, (b) removed the reverse termination fee structure entirely, (c) proposed a termination fee equal to 2.5% of the Company’s fully diluted equity value, (d) qualified the representations made by the Company regarding the NV Business, and ring-fenced such representations so that they would be made with respect to the NV Business only and (e) limited financing cooperation provisions and required Parent to obtain a bridge facility or debt financing prior to closing.
On July 28, 2024, representatives of Jefferies spoke with representatives of JPM to discuss the status of the transaction discussions, including the substantial completion of due diligence and the advanced state of the Merger Agreement discussions. Representatives of Jefferies indicated an expectation that JTI should now be in a position to make a definitive proposal with their most attractive terms (again indicating the importance of a meaningful increase in valuation), and the JPM representatives agreed that a proposal reflecting a price increase of some magnitude should be imminent, subject to certain key internal discussions at JTI.
On July 31, 2024, representatives of Freshfields delivered to Mr. Lorber and representatives of Sullivan & Cromwell a third non-binding proposal letter to the Company Board (the “July 31 Proposal”), increasing the price per share to $15.00, which JTI communicated to the Company was their best and final offer. In addition, representatives of Freshfields delivered to representatives of Sullivan & Cromwell a revised draft of the Merger Agreement. This draft, among other things, (a) reverted to their prior antitrust standard, pursuant to which Parent would not be obligated to take any action necessary to obtain any approvals required under applicable antitrust laws, unless all such actions, taken together, would be immaterial to Parent, or the Company and their respective subsidiaries, taken as a whole; (b) reinserted the reverse termination fee in an amount equal to 4.5% of the Company’s fully diluted equity value; (c) revised the termination fee payable by the Company to Parent to be equal to 3.5% of the Company’s fully diluted equity value; and (d) expanded the representations made by the Company with respect to the NV Business to cover, among other things, applicable financial statements, employee matters and intellectual property matters. Around the same time, representatives of JPM similarly communicated to representatives of Jefferies that the July 31 Proposal represented JTI’s best and final offer for the Company, and reflected extensive internal review and deliberation at the JT Group board level.

On August 2, 2024, representatives of Jefferies spoke with representatives of JPM and indicated that the Company and its advisors were considering the July 31 Proposal, and expected to have a meeting with the Company Board in the coming days to review and discuss.
On August 6, 2024, representatives of Sullivan & Cromwell delivered a revised draft of the Merger Agreement to representatives of Freshfields. This draft, among other things, (a) revised the antitrust efforts standard to require Parent to take any and all necessary action in connection with obtaining the required regulatory approvals, except where such action would have an effect that would, individually or in the aggregate, reasonably be expected to be materially adverse to the financial condition, assets, liabilities, business operations or results of operations of the Company and its subsidiaries, taken as a whole, or Parent and its affiliates, taken as a whole; (b) noted that, if Parent agreed to the proposed antitrust standard, the reverse termination fee would be equal to 6% of the Company’s fully diluted equity value, but if Parent reinserted the immateriality standard found in the July 31 draft of the Merger Agreement, the reverse termination fee would be equal to 10% of the Company’s fully diluted equity value; (c) revised the termination fee payable by the Company to Parent to be equal to 2.75% of the Company’s fully diluted equity value; (d) removed the additional representations made regarding the NV Business added in the July 31 draft of the Merger Agreement and (e) conditioned approval of financing-related representations and covenants upon review of the guarantee to be provided by the Guarantor.
On August 7, 2024, representatives of JPM attended a conference call with representatives of Jefferies to discuss a further increase in the offer price. The representatives of JPM informed the representatives of Jefferies that JTI had directed JPM not to engage in further discussions on price and reiterated that the July 31 Proposal represented JTI’s best and final offer, and was at a level where JTI was prepared to abandon the transaction if not accepted.
On August 9, 2024, members of Company senior management, JTI senior management and representatives of Sullivan & Cromwell and Freshfields participated in a conference call to discuss the remaining open issues on the Merger Agreement and the anticipated process for finalizing the Transactions, if remaining open issues could be resolved. On the same date, representatives of Freshfields delivered to representatives of Sullivan & Cromwell the financial statements of the Guarantor. Also on the same date, representatives of JPM communicated to representatives of Jefferies that JTI would not be in a position to sign the Merger Agreement until August 21 due to its internal approval process and the coming holiday week in Japan.
On August 12, representatives of Freshfields delivered a revised draft of the Merger Agreement to representatives of Sullivan & Cromwell. This draft, among other things, (a) reinserted the immateriality standard found in the July 31 draft, (b) revised the reverse termination fee payable by Parent to the Company to be equal to 5% of the Company’s fully diluted equity value, (c) revised the termination fee payable by the Company to Parent to be equal to 3.5% of the Company’s fully diluted equity value, (d) reinserted a more limited set of expanded representations regarding the NV Business relative to those included in the July 31 draft Merger Agreement and (e) reinserted certain customary provisions to protect financing sources from litigation and liability.
On August 13, 2024, representatives of Freshfields delivered to representatives of Sullivan & Cromwell a draft of the Guarantee to be entered into by the Guarantor in favor of the Company. The draft, among other things, required the Guarantor to guarantee the performance of all obligations and agreements (including any payment obligations) of Parent and Merger Sub and to cause Parent and Merger Sub to perform all of their respective obligations and agreements (including any payment obligations) under the Merger Agreement. Also on August 13, 2024, representatives of Freshfields delivered an initial draft of the Tender and Support Agreement to representatives of Sullivan & Cromwell. This draft of the Tender and Support Agreement required Mr. Lorber to commit to tender his Shares into the Offer and contained certain other customary provisions.
On August 15, 2024, representatives of Sullivan & Cromwell delivered a revised draft of the Merger Agreement to representatives of Freshfields. This draft, among other things, (a) revised the antitrust efforts standard to require Parent to take any and all necessary action in connection with obtaining the required regulatory approvals, except where such action would be material and adverse to the financial condition, assets, liabilities, business operations or results of operations of the Company and its subsidiaries, taken as a whole, or Parent and its affiliates, taken as a whole, (b) revised the reverse termination fee payable by Parent to the Company to be equal to 7.5% of the Company’s fully diluted equity value, (c) revised the termination fee payable by the Company to Parent to be equal to 2.75% of the Company’s fully diluted equity value, (d) removed certain representations regarding the NV Business relating to, among other things, undisclosed liabilities and financial statements and (e) generally accepted the financing provisions in Freshfields’ August 12 draft Merger Agreement. Also on August 15, 2024, representatives of Sullivan & Cromwell delivered a revised draft of the Guarantee to representatives of Freshfields. The draft, among other things, expressly required that the Guarantor would be obligated to pay, or cause Parent or Merger Sub to pay, any reverse termination fee owed to the Company pursuant to the Merger Agreement. In addition, on August 16, 2024, representatives of Sullivan & Cromwell delivered a revised draft of the Tender and Support Agreement to representatives of Freshfields.
On August 17, 2024, representatives of Freshfields delivered a revised draft of the Merger Agreement to representatives of Sullivan & Cromwell. This draft, among other things, (a) reinserted the immateriality standard with respect to antitrust clearance found in the July 31 and August 12 drafts of the Merger Agreement, (b) accepted a reverse termination fee payable by Parent to the Company equal to 7.5% of the Company’s fully diluted equity value, (c) revised the termination fee payable by the Company to Parent to be equal to 3.5% of the Company’s fully diluted equity value and (d) expanded certain representations regarding the NV Business relating to financial statements, the absence of changes since the most recent balance sheet date, litigation and compliance with laws. Later on August 17, 2024, representatives of Sullivan & Cromwell delivered a revised draft of the Merger Agreement to representatives of Freshfields. This draft, among other things, (a) accepted the immateriality standard proposed by Freshfields, (b) accepted a termination fee payable by the Company to Parent equal to 3.5% of the Company’s fully diluted equity value, and (c) generally accepted the changes made to the representations regarding the NV Business. Also on August 17, representatives of Freshfields delivered a revised draft of the Tender and Support Agreement to representatives of Sullivan & Cromwell that was substantially similar to the draft that representatives of Sullivan & Cromwell shared on August 17, 2024. Representatives of Freshfields also delivered a revised draft of the Guarantee to representatives of Sullivan & Cromwell.
On August 19 and August 20, 2024, representatives of Sullivan & Cromwell and representatives of Freshfields exchanged and finalized drafts of the Merger Agreement, Support Agreement and Guarantee. Also on August 19, representatives of Jefferies provided to representatives of Sullivan & Cromwell an updated relationship disclosure letter with respect to the Company and JTI, which was promptly shared with the Company.
On the morning of August 21, 2024, the Company, Parent and Merger Sub entered into the Merger Agreement. Prior to the opening of trading on the NYSE, the Company and Japan Tobacco International each issued separate press releases announcing the execution of the Merger Agreement.
On August 26 and August 27, 2024, the Company and JTI negotiated a confidentiality agreement in respect of information to be shared by JTI to the Company for purposes of consummating the Transactions and reasonable integration planning. On August 27, 2024, the Company and JTI entered into the confidentiality agreement.
11.
The Merger Agreement; Other Agreements

The following are summaries of the material terms of the Merger Agreement, the Tender and Support Agreement, the Guarantee and the Confidentiality Agreements (as defined below). They have been included to provide investors and stockholders with information regarding the terms of such agreements. The following summaries do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Schedule TO. Company stockholders and other interested parties should read the Merger Agreement, the Tender and Support Agreement and the Confidentiality Agreements in their entirety for more complete descriptions of the terms summarized below. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning JTI, Parent and Merger Sub”.
The Merger Agreement and the summary included below are not intended to provide any factual information about the Company, its stockholders or executives, JTI, Parent or Merger Sub, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to the agreements and may be subject to qualifications and limitations agreed upon by the parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and described in the following summary, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by the Company to Parent and Merger Sub but is not filed with the SEC as part of the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein without consideration of the entirety of the factual disclosures about the Company, JTI, Parent and Merger Sub made in this Offer to Purchase, the Schedule 14D-9 or reports filed with the SEC. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or the parties’ public disclosures.
The Merger Agreement
The Offer.   The Merger Agreement provides that Merger Sub will commence the Offer as promptly as practicable (but in no event more than ten business days) after the date of the Merger Agreement and that, on the terms and subject to the conditions set forth in the Merger Agreement and the Offer, Merger Sub will, at or as promptly as practicable following the Expiration Time (but in any event within one business day thereafter), irrevocably accept for payment, and, at or as promptly as practicable following acceptance for payment (but in any event within two business days thereafter), pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. Unless the Offer is extended pursuant to and in accordance with the Merger Agreement, the Offer will expire at 11:59 p.m., New York time, on October 1, 2024, which is the 20th business day after the date the Offer is commenced. In the event that the Offer is extended pursuant to and in accordance with the Merger Agreement, then the Offer will expire on the date and at the time to which the Offer has been so extended.
The obligation of Merger Sub to irrevocably accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer are subject only to the satisfaction of the Offer Conditions described in Section 15 — “Conditions to the Offer”. Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer or to increase the Offer Price. However, without the prior written consent of the Company, Parent and Merger Sub may not:
•
waive or modify specified conditions, including the Minimum Condition, the No Antitrust Proceedings Condition, the No Legal Restraint Condition or the Termination Condition;

•
make any change in the terms of or conditions to the Offer that:

•
changes the form of consideration to be paid in the Offer;

•
decreases the Offer Price or the number of Shares sought in the Offer;

•
extends the Offer or the Expiration Time or terminates the Offer, except as permitted or required by the Merger Agreement;

•
imposes conditions or requirements on the Offer other than the Offer Conditions, as described in Section 15 — “Conditions to the Offer”;

•
amends any term or condition of the Offer in any manner that would reasonably be expected to materially and adversely affect the Company stockholders (as a group and in their capacity as such) or would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions; or
•
provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions that govern the circumstances in which Merger Sub is required or permitted to extend the Expiration Time. Unless the Merger Agreement has been terminated in accordance with its terms:
•
Merger Sub must extend the Offer for the minimum period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or NYSE or its staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the other tender offer documents; or

•
if, as of the time the Offer is then scheduled to expire, any of the Offer Conditions are not satisfied or waived by Parent or Merger Sub, Merger Sub may (and, if requested by the Company, must) extend the Offer for one or more successive extension periods of up to ten business days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the Offer Conditions; however, if the sole then-unsatisfied Offer Condition is the Minimum Condition, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of ten business days each (or any longer period as may be agreed in writing by Parent and the Company), but Merger Sub will not be required to extend the Offer for more than two occasions in consecutive periods of ten business days each, but may, in its sole discretion, elect to do so.

Notwithstanding the foregoing, Merger Sub may not extend the Offer beyond the Termination Date (as defined below in the subsection “— Termination”) without the prior written consent of the Company.
The Merger.   The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation of the Merger and as a subsidiary of Parent. The Merger will be governed by and effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. The consummation of the Merger (which we refer to as the “Closing”) will take place as soon as practicable following (but in any event no later than one business day after) the Acceptance Time subject to the satisfaction or, if permitted by applicable law, waiver of the conditions to the Merger described in the subsection “— Conditions to the Merger”. On the date of the Closing, the parties will file a certificate of merger with respect to the Merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective on such date. The Merger will become effective at the time and day of the filing and acceptance of the Certificate of the Merger with the Secretary of State of the State of Delaware, or a later time and date as may be agreed in writing by the parties and specified in the Certificate of Merger in accordance with the DGCL.
Certificate of Incorporation and Bylaws.   From and after the Effective Time, (a) by virtue of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth on Exhibit B to the Merger Agreement and (b) the bylaws of the Company will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be Vector Group Ltd. and the amended and restated bylaws will be the bylaws of the Surviving Corporation).
Directors and Officers.   At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation and (b) the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation.
Effect on Capital Stock.   On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time:
•
each Share that is outstanding immediately prior to the Effective Time (excluding (a) Canceled Shares, (b) Accepted Shares, (c) Dissenting Shares and (d) any Shares subject to Company Restricted

Share Awards (each as defined below)) will be canceled and extinguished and automatically converted into the right to receive the Offer Price (which we refer to as the “Merger Consideration”), without interest and less any applicable withholding taxes, on compliance with the applicable procedures set forth in the Merger Agreement with respect to the book-entry transfer of Shares;
•
each Share (a) owned by Parent, Merger Sub or the Company (or held in the Company’s treasury), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (which we refer to as the “Canceled Shares”) or (b) irrevocably accepted for payment pursuant to the Offer (which we refer to as the “Accepted Shares”), will, in each case, be canceled and extinguished without any conversion thereof or consideration paid therefore by virtue of the Merger; and

•
each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Shares held by Company stockholders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Shares) who are entitled to demand and who have properly and validly demanded their statutory rights of appraisal in respect of these Shares in compliance in all respects with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but will be automatically canceled and extinguished and instead will be entitled to receive an amount as may be determined pursuant to Section 262 of the DGCL. However, all Dissenting Shares that are held by Company stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto) who have failed to properly and validly demand or who have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of these Dissenting Shares under Section 262 of the DGCL will no longer be considered to be Dissenting Shares and will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without interest and subject to any required withholding tax, on the terms and conditions set forth in the Merger Agreement.
Treatment of Company Equity Awards.   Pursuant to the terms of the Merger Agreement at the Effective Time, (i) each outstanding and unexercised In-the-Money Option as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the Option Consideration applicable to such In-the-Money Option, (ii) each outstanding Out-of-the-Money Option will be canceled for no consideration therefor and (iii) each outstanding Company TRSA and Company PRSA as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the TRSA/PRSA Consideration applicable to such Company TRSA or Company PRSA.
Representations and Warranties.   In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub, which are qualified by information set forth in a confidential disclosure letter of the Company to Parent and Merger Sub in connection with the execution of the Merger Agreement and certain disclosures in the Company’s SEC filings since January 1, 2021 and publicly available at least two business days prior to the date of the Merger Agreement, including representations and warranties relating to: organization and qualification; capitalization; corporate power and authority; enforceability of the Merger Agreement; the absence of any required vote of Company stockholders to approve the Merger; required governmental authorizations; non-contravention of applicable law and orders and the Company’s organizational documents and contracts; SEC filings, financial statements and internal controls; the absence of undisclosed liabilities; the absence of a Company Material Adverse Effect (as defined below); the absence of certain changes to the business of the Company since June 30, 2024; information provided or included in the Schedule TO and other documents relating to the Offer; brokers’ fees; employee benefit plans and employee matters; litigation; taxes; compliance with laws and permits; environmental matters; intellectual property; data privacy and security; real property; material contracts; insurance; compliance with anti-bribery and anti-money laundering laws; related party transactions; the opinion of its financial advisor; and the inapplicability of state takeover laws. Each of Parent and Merger Sub has made customary representations and warranties to the Company with respect to, among other matters: organization and qualification; corporate power and authority; the enforceability of the Merger Agreement; information provided or included in the Schedule TO and other documents relating to the

Offer; required governmental authorizations; non-contravention of applicable law and orders and their organizational documents and contracts; litigation; that neither Parent nor any of its affiliates is an “interested stockholder” within the meaning of Section 203 of the DGCL; availability of sufficient funds; the operations of Merger Sub; and brokers’ fees.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, change, occurrence, development, circumstance, fact or effect (each an “Event”) that, individually or in the aggregate with any other Event, is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company and its subsidiaries (taken as a whole). However, none of the following, either individually or in the aggregate, shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent arising out of or related to:
(a)
any Event generally affecting the economy, credit, capital, securities or financial markets, including interest rates or exchange rates, or political, regulatory or business conditions in the geographic markets in which the Company or any of its subsidiaries has material operations or in which any of the Company’s or any of its subsidiaries’ products or services are sold or sourced (as applicable);

(b)
any Event that is the result of factors generally affecting the tobacco industry or markets in which the Company or any of its subsidiaries have material operations;

(c)
subject to certain exceptions, any Event in or with respect to, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship that, in each case, was caused by the entry into, announcement, pendency or consummation of the Transactions, or resulting or arising from the identity of or any facts or circumstances relating to, or any actions taken or failed to be taken by, Parent or any of its affiliates (other than those required or expressly permitted pursuant to the Merger Agreement), including any legal proceedings with respect to the Merger Agreement or the Transactions;

(d)
any change or modification in GAAP or in any law of general applicability, including the repeal thereof, after the date of the Merger Agreement;

(e)
any change or modification to any U.S. Department of Health and Human Services, the U.S. Food and Drug Administration or state tobacco regulations, including menthol bans or regulations, nicotine regulation or marketing limitations or prohibitions, after the date of the Merger Agreement;

(f)
any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception to this clause (f) shall not prevent or otherwise affect a determination that any Event (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a “Company Material Adverse Effect”;

(g)
act of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event (including COVID-19 or otherwise, and any law providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to COVID-19) or any other force majeure event, or any national or international calamity or crisis;

(h)
any legal proceeding brought by any current or former Company stockholder (on its own behalf or on behalf of the Company) against the Company, arising from allegations of any breach of fiduciary duty or allegations of violation of law to the extent relating to the Merger Agreement or the Transactions; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such Event, has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a “Company Material Adverse Effect”;

(i)
any action taken or failed to be taken by the Company or any of its subsidiaries or its or their respective representatives with Parent’s prior written consent or at Parent’s written request;

(j)
any Event affecting the credit rating or other rating of financial strength of the Company or any of its subsidiaries or any of their respective securities; provided that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Event underlying such Event, announcement of an Event or potential Event has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a “Company Material Adverse Effect”; or

(k)
a decline in the market price, or change in trading volume, of the Shares on NYSE; provided that the exception in this clause (k) shall not prevent or otherwise affect a determination that any Event underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a “Company Material Adverse Effect”.

If one or more of the Events set forth in clauses (a), (b), (d), (e) and (g), (1) primarily relates only to (or has the effect of primarily relating only to) the Company or any of its subsidiaries or (2) materially and disproportionately adversely affects the Company and its subsidiaries compared to other companies operating in the tobacco industry, then the incremental material and disproportionate impact of such Events shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred, or would reasonably be expected to occur, but only to the extent otherwise permitted by this definition.
Conduct of Business Pending the Merger.   The Merger Agreement provides that except (a) as described in the disclosure letter delivered by the Company to Parent on the date of the Merger Agreement (the “Company Disclosure Letter”), (b) as required by applicable law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the valid termination of the Merger Agreement or the Effective Time (the “Pre-Closing Period”), (x) the Company shall use commercially reasonable efforts to, and cause each of its direct or indirect wholly owned subsidiaries to, conduct its business in all material respects according to its ordinary and usual course of business consistent with past practice, preserve intact its business organization, including keeping available the services of current executive officers, and preserve the present relationships with those persons having significant business relationships with the Company.
The Merger Agreement also contains specific covenants restricting the Company from taking certain actions during the Pre-Closing Period (subject to the same exceptions listed above and certain additional exceptions specified in the Merger Agreement) including, among other things, not to:
(i)
adopt any amendments to its certificate of incorporation or bylaws;

(ii)
issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any securities of the Company;

(iii)
acquire or redeem, directly or indirectly, or amend any securities of the Company, other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options outstanding on the date hereof in order to pay the exercise price of such Company Options, (B) the withholding of Shares to satisfy tax obligations with respect to the exercise or settlement of Company Options, Company TRSAs and Company PRSAs or (C) the acquisition by the Company of Company Options, Company TRSAs and Company PRSAs outstanding on the date of the Merger Agreement in connection with the forfeiture of such awards;

(iv)
split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than (A) quarterly cash dividends by the Company as set forth in the applicable subsection of the Company Disclosure Letter, or (B) dividends paid to the Company or one of its wholly owned subsidiaries by a wholly owned subsidiary of the Company with regard to its capital stock or other equity interest;

(v)
acquire, by means of a merger, consolidation, acquisition of stock or assets or otherwise, any business, assets or securities for fair market value or purchase price in excess of $1,000,000 in any individual transaction or $2,000,000 in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to have a Company Impairment Effect (as defined in the Merger Agreement), other than acquisitions of inventory or other goods in the ordinary course of business or pursuant to the terms of any Material Contract (as defined in the Merger Agreement) existing as of the date hereof and listed in the applicable subsection of the Company Disclosure Letter;

(vi)
transfer, sell or otherwise convey, or permit or suffer to exist the creation of any liens other than permitted liens, on any properties or assets of the Company or its subsidiaries, or capital stock or equity interests of any subsidiaries of the Company, other than (A) sales of Company inventory in the ordinary course of business, (B) sales of obsolete assets in the ordinary course of business, (C) sales, leases or dispositions of assets with fair market value not in excess of $1,000,000 in an individual transaction or $2,000,000 in the aggregate in the ordinary course of business or (D) certain transactions pursuant to material contracts existing as of the date of the Merger Agreement;

(vii)
create, incur, assume, guarantee or otherwise become liable or responsible for any indebtedness for borrowed money outside the ordinary course of business or in excess of $2,000,000 in the aggregate;

(viii)
make any loans, advances or capital contributions to, or investments in, any other person (other than to or among wholly owned subsidiaries of the Company or certain affiliated entities) in excess of $2,000,000 in the aggregate;

(ix)
change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(x)
except as required by applicable Law, make, rescind or change any tax election or amend any material tax return, settle any legal proceeding relating to taxes or enter into any closing agreement with respect to taxes, change any annual tax accounting period or any material tax accounting method, or surrender any right to claim a refund of taxes, enter into any tax indemnification, sharing, allocation or similar agreement or arrangement, or withdraw any material tax refund claim;

(xi)
except as required pursuant to an employee compensation or benefit plan in effect as of the date of the Merger Agreement, (A) pay or make any new commitment to pay any bonus, cash incentive, profit-sharing or similar payment (including any benefit or amount not required under any employee compensation or benefit plan as in effect as of the date of the execution of the Merger Agreement) to, or provide for an increase in the compensation or benefits payable to its current or former officers, employees, directors or independent contractors, (B) grant or pay (or otherwise increase) any change in control, retention, severance, termination or similar pay to its current or former officers, employees, directors or independent contractors, (C) establish, adopt, enter into, amend or terminate any employee compensation or benefit plan, (D) take any action to accelerate the vesting, lapse or restrictions, payment, or funding of, or in any other way secure the payment of, compensation or benefits under any employee compensation or benefit plan, (E) hire, promote or terminate any employee at (or who would be at) the level of Vice President or above (other than for cause), (F) engage or terminate the services of any consultant who is a natural person who receives or who would receive an hourly fee equal to or greater than $250 and greater than $100,000 in the aggregate, (G) enter into, amend or terminate any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement (“Collective Bargaining Agreement”) or otherwise recognize or certify a labor organization, union, works council or similar entity or other body as the bargaining representative for any employees of the Company or its subsidiaries (other than renegotiating Collective Bargaining

Agreements now in effect scheduled to expire within six months following the date of the Merger Agreement in the ordinary course, subject to certain limitations) or (H) implement any plant closing, mass layoff or similar action under the Worker Adjustment and Retraining Notification Act and any similar state or local law;
(xii)
make or authorize any capital expenditure or incur any obligations, liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent and (B) any unbudgeted capital expenditure, in an amount in excess of, in any year, in the aggregate, $1,000,000 for any individual capital project or $2,000,000 in the aggregate;

(xiii)
except in the ordinary course of business, sell, license or dispose of or allow to lapse or fail to prosecute any material intellectual property rights of the Company, except for the expiration of non-renewable statutory term of any registered intellectual property of the Company;

(xiv)
(A) commence any material suit, action, claim, or proceeding or (B) settle any suit, action, claim, proceeding or investigation other than settlement for monetary damages not in excess of $1,000,000 for any individual legal proceeding or $2,000,000 in the aggregate, or any matter set forth in the applicable subsection of the Company Disclosure Letter;

(xv)
except as specifically permitted by the applicable section of the Merger Agreement, (A) enter into any Contract (as defined in the Merger Agreement) that, if entered prior to the date of the Merger Agreement, would be a Material Contract or a Real Property Lease (each as defined in the Merger Agreement), (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Real Property Lease (each as defined in the Merger Agreement) or (C) lease, sublease or license any portion of Real Property (as defined in the Merger Agreement);

(xvi)
acquire any ownership interest in any real property or enter any agreement to sell or dispose of any real property owned by the Company;

(xvii)
adopt or implement any stockholder rights plan or similar arrangement;

(xviii)
(A) enter into any contract that would, if entered into prior to the date hereof, be a Material Contract or (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or waive, release or assign any material rights or material claims thereunder;

(xix)
enter into any Contract that by its terms would purport to bind Parent or its affiliates (other than, following the Closing, the Company); or

(xx)
offer, agree or commit, in writing or otherwise, to take any of the foregoing actions. Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Acceptance Time.

No Solicitation.   Except as otherwise described below, the Company has agreed that, during the Pre-Closing Period, it will not, it will cause its directors and officers not to, and it will instruct its and its subsidiaries’ other representatives not to, directly or indirectly:
•
initiate, solicit, propose, purposefully encourage or knowingly facilitate any inquiry, proposal, offer or action that constitutes or could be expected to lead to an Acquisition Proposal (as defined below);

•
engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (except to notify any person of the Company’s no-solicitation obligations);

•
furnish to any third party any information relating to the Company or its subsidiaries, or afford to any third party access to the properties, books, records or other information, or to any personnel, of the Company or its subsidiaries, in connection with any Acquisition Proposal or any inquiry, proposal, offer or action that constitutes or could reasonably be expected to lead to an Acquisition Proposal;
•
enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (as defined below) (except for a confidentiality agreement in compliance with no-solicitation provisions of the Merger Agreement);

•
approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or

•
approve, authorize, agree or publicly announce any intention to do any of the foregoing.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal or indication of interest by Parent, Merger Sub, or their affiliates) to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any issuance to, acquisition or purchase by, any person or group, directly or indirectly, of twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company (or instruments convertible into or exercisable or exchangeable for such equity securities), or any recapitalization, tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company; (b) any merger, amalgamation, consolidation, share exchange, business combination, acquisition or license of assets or similar transaction involving the Company or any of its subsidiaries that, if consummated, would result in any person or group, directly or indirectly, (i) acquiring assets of the Company or any of its subsidiaries representing twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s consolidated net revenues or net earnings are attributable or (ii) beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company or of the surviving entity or of the resulting direct or indirect parent of the Company or such surviving entity (or instruments convertible into or exercisable or exchangeable for such equity securities), in each case of the foregoing clauses (i) and (ii) of this definition, as of the date of such proposal, offer, inquiry or indication of interest, or acquisition (it being understood that total assets of the Company (A) include equity securities of subsidiaries of the Company and the entities organized with respect to certain joint venture projects that the Company has engaged in and (B) shall be determined on a fair-market-value basis); (c) any liquidation or dissolution of the Company, or (d) any combination of the foregoing clauses (a) through (c), in each case other than any proposal, offer, inquiry or indication of interest by Parent, Merger Sub, or their affiliates or any acquisition by Parent or any of its affiliates or any group that Parent or any of its affiliates are members of pursuant to or permitted by the Merger Agreement.
Except as otherwise described below, the Company has also agreed that, during the Pre-Closing Period, it will, it will cause its subsidiaries and its and their respective directors and employees (including any officers) to, and it will instruct its and its subsidiaries’ other representatives to, cease all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Acquisition Proposal. Further, the Company has also agreed to promptly (and in any event within 48 hours) after the date of the Merger Agreement terminate access by any third party to any physical or electronic data room relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each third party that has executed a confidentiality agreement relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its representatives to the third party.
Further, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Acceptance Time, as promptly as practicable and in any event within 36 hours following receipt of an inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, the Company will (a) provide Parent with written notice of receipt of such inquiry, proposal or offer, (b) communicate to Parent the material terms and conditions of such inquiry, proposal or offer and the identity of the person making such inquiry, proposal or offer and (c) provide Parent with copies of any material documents provided to the Company or any of its representatives evidencing or delivered in connection with such inquiry, proposal or offer (and if such communication was made orally, a reasonably detailed written summary of such communication). The Company has agreed to keep Parent reasonably informed on a prompt and timely basis (and in any event within 36 hours) of any material developments or negotiations with respect to any such inquiry, proposal or offer (including any material changes to the terms and conditions of an Acquisition Proposal submitted to the Company), including by providing copies of any revised or new material documents delivered to the Company or any of its representatives evidencing or delivered in connection with such inquiry, proposal or offer.
Notwithstanding the restrictions described above, if at any time prior to the Acceptance Time, the Company has received a bona fide, written Acquisition Proposal from any third party that did not result from a material breach of the no-solicitation provisions of the Merger Agreement which are described in this subsection “— No Solicitation”, then if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take the actions described in clause (a), (b) or (c) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company and any of its representatives may (a) enter into a confidentiality agreement with the third party in accordance with the terms of the Merger Agreement, (b) furnish information with respect to the Company to the third party making the Acquisition Proposal (provided that (i) the Company substantially concurrently provides to Parent any such information to the extent not previously provided or made available to Parent by the Company and (ii) the Company must have entered into a confidentiality agreement with the third party in accordance with the terms of the Merger Agreement) and (c) participate and engage in discussions or negotiations with the third party making the Acquisition Proposal regarding the Acquisition Proposal.
The Company has also agreed that any breach of the no-solicitation provisions of the Merger Agreement by any of its representatives (acting as such at the direction of or on behalf of the Company) will be deemed a breach of the applicable section of the Merger Agreement by the Company.
“Superior Proposal” means an unsolicited, written and bona fide Acquisition Proposal that, if the transactions or series of related transactions contemplated thereby were consummated, would result in a person or group, other than Parent or any of its affiliates or any group that Parent or any of its affiliates are members of, becoming the beneficial owner of, directly or indirectly, fifty percent (50%) or more of the: (a) total voting power of the equity securities of the Company and its subsidiaries (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity); or (b) consolidated net revenues, net income or total assets, in each case of the foregoing clauses (a) and (b) of this definition, as of the date of such Acquisition Proposal (it being understood that (i) total assets include equity securities of subsidiaries of the Company and (ii) shall be determined on a fair-market-value basis), and that the Company Board has determined in good faith, after consultation with the Company Board’s outside legal counsel and financial advisor(s), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, (x) is reasonably likely to be consummated in accordance with its terms (y) is not subject to any financing or due diligence conditionality and (z) if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such), from a financial point of view, than the Transactions (after taking into account any revisions to the terms and conditions of the Merger Agreement proposed by Parent)
Company Board Recommendation; Termination for a Superior Proposal; Matching Rights.   Subject to the provisions described below, the Company Board will recommend that the Company stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which we refer to as the “Company Board Recommendation”. The Company has agreed that neither the Company Board nor any committee thereof will (a) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (b) approve, adopt, endorse or recommend or declare advisable an Acquisition Proposal; (c) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company stockholders; (d) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within ten business days after such commencement, against acceptance by the Company stockholders of such tender offer or exchange offer; or

(e) publicly propose to do any of the foregoing (each of clauses (a), (b), (c), (d) and (e), a “Company Board Recommendation Change”). However, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company stockholders pursuant to Rule 14d-9(f) of the Exchange Act will not be deemed to be a Company Board Recommendation Change or otherwise be prohibited under the terms of the Merger Agreement, provided that any such disclosure by the Company states that the Company Board Recommendation continues to be in effect unless, prior to the time of such communication, a Company Board Recommendation Change has been made in compliance with the Merger Agreement.
Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, (a) in response to the receipt of an Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the no-solicitation provisions of the Merger Agreement or the occurrence of an Intervening Event (as defined below), the Company Board is permitted to effect a Company Board Recommendation Change or (b) in response to the receipt of an Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the no-solicitation provisions of the Merger Agreement, the Company is permitted to terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, if, in each case all of the following conditions are met:
•
the Company Board must determine in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•
in the case of receipt of an Acquisition Proposal, the Company Board must determine in good faith (after consultation with financial advisor(s) and outside legal counsel) that the Acquisition Proposal constitutes a Superior Proposal;

•
in the case of an Intervening Event, the Company Board must determine in good faith (after consultation with financial advisor(s) and outside legal counsel) that an Intervening Event has occurred;

•
the Company must provide written notice to Parent at least four business days prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal of its intent to take such action, specifying the reasons therefor (which we refer to as a “Change of Recommendation Notice”);

•
prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, the Company must negotiate with Parent in good faith (to the extent Parent desires to negotiate) during the four business day period to make a proposal to amend the terms and conditions of the Merger Agreement as would obviate the basis for a Company Board Recommendation Change or such termination of the Merger Agreement; and

•
no earlier than the end of the four business day period, the Company Board must determine in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of the Merger Agreement proposed by Parent in a binding written offer irrevocably made by Parent during the four business day period, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (and, in the case of receipt of an Acquisition Proposal, that the Acquisition Proposal continues to constitute a Superior Proposal).

Following delivery of a Change of Recommendation Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration) or other material revision to the terms or conditions thereof, the Company must provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal following delivery of a new Change of Recommendation Notice will again be subject to the procedures described above, except that references to four business days will be deemed to be two business days.
“Intervening Event” means a material Event with respect to the Company or any of its subsidiaries, taken as a whole, or the business of the Company or any of its subsidiaries, taken as a whole, that first becomes known by the Company Board after the execution and delivery of the Merger Agreement (or if known by the Company Board as of or prior to the execution and delivery of the Merger Agreement, the material consequences of which were not known by the Company Board at such time); provided that under no circumstances shall (a) any Event that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, individually or in the aggregate, (b) any change, in and of itself, in the market price or trading volume of the Shares, (c) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company or any of its subsidiaries operates, (d) the taking of any action required or expressly contemplated by the Merger Agreement or (e) the fact that, in and of itself, the Company or any of its subsidiaries exceeds any internal or published industry analyst projections or forecasts or estimates of revenues, earnings or other financial or operating metrics for any period, be taken into account in determining whether an Intervening Event has occurred.
Commercially Reasonable Efforts.   Each of Parent, Merger Sub and the Company has agreed to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including using commercially reasonable efforts to (a) cause each of the Offer Conditions described in Section 15 “—  Conditions to the Offer” and the conditions to the Merger described in the subsection “— Conditions to the Merger” to be satisfied, in each case as promptly as practicable after the date of the Merger Agreement; (b) obtain, as promptly as practicable after the date of the Merger Agreement, and maintain all necessary actions or non-actions and consents from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger; (c) obtain all necessary consents under any contracts to which the Company or any of its subsidiaries is a party in connection with the Merger Agreement, and the consummation of the Offer, the Merger and the other Transactions that are requested by Parent in writing, and (d) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary in the Merger Agreement, neither party, prior to the Effective Time, will be required to, and the Company will not without the consent of Parent, pay any consent or other similar fee or other consideration to obtain any consent of any third party under any contract.
During the Pre-Closing Period, none of Parent, Merger Sub or any of their affiliates may acquire or agree to acquire any rights, business, person or division thereof or enter into or agree to enter into any joint venture or similar arrangement, in each case with respect to assets or businesses that are for the development or commercialization of combustible cigarettes or other tobacco products in the United States of America that would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to obtain the approval of any Governmental Authority under the Antitrust Laws or the expiration or termination of any applicable waiting period with respect to the Transactions.
Antitrust Filings.   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, has agreed to file (i) with the FTC and the Antitrust Division of the DOJ a notification and report form relating to the Merger Agreement and the Transactions (the “HSR Filings”) as required by the HSR Act, as soon as practicable (but in no event later than ten business days ) after the date of the Merger Agreement (unless a later date is mutually agreed between the parties) and (ii) any other submission required pursuant to the Foreign Antitrust Laws as soon as reasonably practicable (but in no event later than 10 business days) after the date of the Merger Agreement (collectively with the HSR Filings, the “Company Approvals”). Parent and the Company made such filing on August 27, 2024.
Each of Parent and the Company has agreed to (a) cooperate and coordinate with the other in the making of the Company Approvals, (b) supply the other with any information and documentary material that may be required in order to make the Company Approvals, (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign governmental authority responsible for the enforcement of any Foreign Antitrust Laws and (d) cooperate with each other and use commercially reasonable efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any order that my result from such legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions through the Termination Date.
Each of Parent and Merger Sub has agreed to, and to cause their respective affiliates to, take all lawful to obtain as promptly as reasonably practicable all Company Approvals, promptly undertake any and all actions necessary or advisable to avoid or prevent the prohibition of, or commencement of any action challenging, the Transactions by or on behalf of any governmental authority with respect to the Company Approvals and proffer to any governmental authority to take such actions as may be reasonably necessary or appropriate in order to obtain all Company Approvals as soon as reasonably practicable, including (i) proffering and consenting and/or agreeing to the sale, divestiture, licensing or other disposition, or the holding separate, of particular assets, categories of assets or portions of any business of the Company, Parent or any of their respective subsidiaries, including terminating existing relationships, contractual rights or obligations of the Company, Parent or their respective subsidiaries, creating any relationship, contractual right or obligation of the Company, Parent or their respective subsidiaries, (ii) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company, Parent or any of their respective subsidiaries and (iii) agreeing to such limitations on the conduct or actions of Parent and/or its affiliates (including the Surviving Corporation and its subsidiaries) with respect to any particular assets, categories of assets or portions of any business of the Company, Parent or any of their respective subsidiaries, in each case, as may be required in order to enable the consummation of the Offer and the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date (as it may be extended)) including entering into agreements or stipulating to the entry of any order by, or filing any applications with, any governmental authority in connection with any of the foregoing (the actions referred to in clauses (i), (ii) and (iii), “Remedy Actions”); provided, however, that notwithstanding anything in the Merger Agreement to the contrary (A) Parent and its affiliates shall not be obligated to take, and without the prior written consent of Parent, neither the Company nor its subsidiaries shall take, any Remedy Action unless all such actions, taken together, would be immaterial to Parent or the Company and their respective subsidiaries, taken as a whole, (B) Parent and its affiliates shall not be obligated to take any Remedy Action with respect to Parent, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements, (C) neither Parent nor any of its affiliates shall be required to commit to provide prior notice or seek prior approval from any governmental authority of any future transaction to the extent permitted under the Merger Agreement and (D) Parent, the Company or their respective affiliates shall not be required to (and the Company and its subsidiaries shall not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the Merger.
Neither party will extend the waiting period under the HSR Act (by pull and refile or otherwise) or enter into any agreement with the FTC, the DOJ or any other governmental authority not to consummate the Transactions without the consent of the other party (such consent not being unreasonably withheld, conditioned or delayed).
Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, has agreed to promptly inform the other of any substantive communication from any governmental authority regarding any of the Transactions in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the Transactions, including any proceedings initiated by a private party. If any party to the Merger Agreement or an affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the Transactions pursuant to the HSR Act or any other antitrust law with respect to which any filings have been made, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties have also agreed to (a) give the other party reasonable advance notice of and the opportunity to participate in substantive meetings and substantive conference calls with any governmental authority relating to the Offer or the Merger, (b) give each other an opportunity to participate in each of such meetings and conference calls, (c) keep the other party reasonably apprised of any substantive oral communications with any governmental authority in respect of the Offer or the Merger, (d) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental authority, (e) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications to or from any governmental authority relating to the Offer or the Merger, (f) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Offer or the Merger, and (g) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any antitrust law or order under antitrust law) and the No Antitrust Proceedings Condition (each as defined in Section 15 “— Conditions to the Offer”) and the condition to the Merger relating to the absence of legal prohibitions.
Merger.   The parties have agreed that, on the terms and conditions of the Merger Agreement, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders, in accordance with Section 251(h) of the DGCL.
Public Statements and Disclosure.   Parent and Merger Sub, on the one hand, and the Company, on the other hand, have each agreed to not, and to cause their respective affiliates and representatives not to, issue any press release or make any public statement with respect to the Merger, the Offer or the Merger Agreement without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), except as required by applicable law or the rules and regulations of NYSE or Tokyo Stock Exchange, in which case the party proposing to issue such press release shall use commercially reasonable efforts to allow the other party a reasonable opportunity to comment on such release or announcement in advance of such issuance.
Anti-Takeover Laws.   If any state anti-takeover or other similar law becomes or is deemed applicable to the Merger Agreement or the Transactions, the Company and the Company Board shall grant approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable and so that such Law shall be rendered inapplicable to the Merger Agreement or the Transactions.
Access.   The Company has agreed to afford Parent and its representatives reasonable access during normal business hours, on reasonable notice, to the properties, books, records and personnel of the Company, in each case, subject to customary exceptions and limitations, and solely for the purpose of the Transactions or for reasonable integration planning purposes. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be required to prepare any reports, analyses, appraisals, opinions or other information.
Section 16(b) Exemption.   The Company has agreed to take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights in favor of the Company’s current or former directors and officers (and any person who becomes a director or officer of the Company) and any individual serving or who served as a director, officer, member, manager, partner, trustee or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the Company’s request, in each case prior to the Effective Time, who we refer to as “Indemnified Persons”. In addition, for six years following the Effective Time, the organization documents of the Surviving Corporation will contain provisions with respect to indemnification, expense advancement, and exculpation that are no less favorable to the Indemnified Persons than the indemnification, expense advancement, and exculpation provisions contained in the organizational documents of the Company as of the date of the Merger Agreement.
The Merger Agreement also provides that, for six years following the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain in effect for the benefit of the directors and officers of the Company, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured persons than the policies of the Company in effect as of the date of the Merger Agreement. However, the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement, but in such case shall purchase coverage as favorable to the insured persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time.
Employee Matters.
Pursuant to the Merger Agreement, for a period of 12 months following the Effective Time (or until an earlier termination of employment), the Surviving Corporation will be required to provide the following to each employee of the Company or any of its subsidiaries who, as of the Effective Time, continues employment with Parent, the Surviving Corporation or any of their respective subsidiaries (each, a “Continuing Employee”) and whose terms and conditions of employment are not subject to a Collective Bargaining Agreement: (a) an annual base salary or wage rate, as applicable, and an annual target cash incentive opportunity that are, taken as a whole, no less favorable in the aggregate than the annual base salary or wage rate, as applicable, and annual target cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time; provided that the annual base salary or wage rate, as applicable, may not be decreased; (b) severance benefits that are no less favorable than the severance benefits provided to such Continuing Employee immediately prior to the Effective Time under the severance arrangement applicable to such Continuing Employee (to the extent such Continuing Employee’s termination of employment constitutes a severance-eligible event under the applicable severance arrangement); and (c) other compensation and employee benefits that are, taken as a whole, no less favorable in the aggregate to either (i) the other compensation and employee benefits provided to such Continuing Employee immediately prior to the Effective Time, or, at Parent’s election, (ii) the other compensation and employee benefits provided to similarly situated employees of Parent and its affiliates (excluding defined benefit pension, post-retirement medical, nonqualified deferred, equity or equity-based, long-term incentive, retention, change in control and other special or non-recurring compensation or benefits). With respect to Continuing Employees whose terms and conditions of employment are subject to a Collective Bargaining Agreement, the Surviving Corporation will be required to comply with the terms and conditions of such applicable Collective Bargaining Agreement, in a manner consistent with applicable law.
Pursuant to the Merger Agreement, Parent is required to (a) use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to each Continuing Employee and his or her eligible dependents to the same extent satisfied or waived under a comparable plan of the Company and its subsidiaries, (b) use commercially reasonable efforts to give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (c) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
Delisting.   The parties have agreed to cooperate and use commercially reasonable efforts to take all actions necessary to delist the Shares from NYSE and terminate its registration under the Exchange Act, effective following the Effective Time.
14d-10 Matters.   The Company has agreed that, prior to the Acceptance Time, the compensation committee of the Company Board will have (a) approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, any agreement, plan, program, arrangement or understanding entered into or established by the Company with or on behalf of its officers, directors or employees, in each case, at or prior to the Expiration Time, including any amendment or modification thereto, and (b) taken all steps reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such agreement, plan, program, arrangement or understanding.
Stockholder Litigation.   The Company has agreed to promptly (and in any event within three business days) advise Parent of, and keep Parent reasonably informed about, any legal proceeding against the Company or any of its directors or officers (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to the Merger Agreement or the Transactions. Subject to execution of a customary joint defense agreement, the Company has agreed to give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such legal proceedings and consult on the settlement with respect to any such legal proceeding. The Company may not agree to any settlement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Conditions to the Merger.   Pursuant to the Merger Agreement, the respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions at or prior to the Effective Time:
•
Merger Sub will have irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer and Merger Sub will have consummated the Offer;

•
No governmental authority of competent and applicable jurisdiction will have enacted, issued or promulgated any law or issued or granted any order that is in effect as of immediately prior to the Effective Time and has the effect of (a) making the Merger illegal or (b) prohibiting or otherwise preventing the consummation of the Merger (the “No Legal Prohibition Condition”).

Termination.   The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:
(a)
by mutual written agreement of Parent and the Company;

(b)
by either Parent or the Company:

(i)
if (A) the Acceptance Time has not occurred on or before August 21, 2025 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties, the “Termination Date”); provided that if, on such date, the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any Antitrust Laws or Order under any Antitrust Laws) or the No Antitrust Proceedings Condition has not been fulfilled but all other conditions to the Offer either have been fulfilled or are then capable of being fulfilled, then the Termination Date will be automatically extended to November 19, 2025, and if on November 19, 2025, any of the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any Antitrust Laws or Order under any Antitrust Laws) or the No Antitrust Proceedings Condition have not been satisfied or waived, but all other conditions to the Offer either have been fulfilled or are then capable of being fulfilled, then the Termination Date will automatically be extended until February 17, 2026; or (B) the Offer has expired and has not been extended in accordance with applicable provisions of the Merger Agreement without acceptance for payment of the Shares tendered in the Offer; provided that the right to terminate the Merger Agreement pursuant to either clause (A) or (B) will not be available to any party whose material breach of its obligations under the Merger Agreement has been a proximate cause of the failure of the Acceptance Time to occur on or before the date of such termination (we refer to a termination described in clause (A) as a “Termination Date Termination” and a termination described in clause (B) as an “Expired Offer Termination”);

(ii)
if any court of competent jurisdiction or any other governmental authority of competent jurisdiction has enacted any law or issued any order, that, in each case, is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of the Shares by Parent or Merger Sub or the Merger illegal or that has the effect of prohibiting or preventing the Offer, the acquisition of the Shares by Parent or Merger Sub or the Merger and, in each case, such law or order has become final and non-appealable; provided, that the right to so terminate the Merger Agreement will not be available to the party whose material breach of its obligations under the Merger Agreement has been the proximate cause of the existence of such law or order (we refer to a termination as described in this clause (ii) as a “Legal Restraint Termination”);

(c)
by the Company, in the event that:

(i)
(A) the Company is not in breach of the Merger Agreement such that Parent has the right to terminate the Merger Agreement pursuant to a Company Breach Termination (as defined below), (B) Parent or Merger Sub has breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement has become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer and the Merger on or before the Termination Date and (C) such breach, failure to perform or inaccuracy of Parent or Merger Sub is not capable of being cured by the Termination Date or is not cured within 20 business days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii)
the Company Board has determined to terminate the Merger Agreement in accordance with the terms described in the subsection “— Company Board Recommendation” above in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided, that (A) the Company has complied with the interim operating covenants and the non-solicitations requirements and (B) prior to such termination and as a condition to its effectiveness, the Company pays Parent the Company Termination Fee (we refer to a termination as described in this clause (ii) as a “Superior Offer Termination”); or

(iii)
(A) Merger Sub has failed to commence the Offer when required to do so in accordance with the terms of the Merger Agreement; provided that the right to so terminate the Merger Agreement will be available only if the Company’s material breach of its obligations under the Merger Agreement has not been a proximate cause of such failure to commence the Offer or (B) Merger Sub has failed to accept payment and pay for all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of the Merger Agreement.

(d)
by Parent, in the event that:

(i)
(A) Parent and Merger Sub are not in breach of the Merger Agreement such that the Company has the right to terminate the Merger Agreement pursuant to the above paragraph (c), (B) the Company has breached or failed to perform any of its covenants or agreements or other obligations under the Merger Agreement that would give rise to the failure of the applicable Offer Condition to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in the Merger Agreement has been or becomes inaccurate such that the applicable Offer Condition would not be satisfied if such inaccuracy were continuing as of immediately prior to the Expiration Time and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or is not cured within 20 business days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy (we refer to a termination as described in this clause (i) as a “Company Breach Termination”); or

(ii)
(A) a Company Board Recommendation Change has occurred or (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten business days of receipt of a written request by Parent to provide such reaffirmation (the “Change in Recommendation Termination”).

Effect of Termination.   If the Merger Agreement is properly and validly terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Company Termination Fee or the Parent Termination Fee (each as defined below), if applicable, there will be no liability of any party or parties to the Merger Agreement or their respective directors, officers, employees, affiliates, agents or other representatives; provided that no party will be relieved from any liability or damage resulting from any fraud or Willful Breach (as defined below) of the Merger Agreement that occurs prior to such termination.
“Willful Breach” means a material breach of a covenant or obligation set forth in the Merger Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act, or failure to take such act, would cause, result in, be or constitute a material breach of a covenant or obligation set forth in the Merger Agreement.
Termination Fees.   The Company has agreed to pay Parent a termination fee of $82,700,000 (which we refer to as the “Company Termination Fee”) in the event that:
(a)
(i) the Merger Agreement is terminated by Parent or the Company pursuant to a Termination Date Termination and the Minimum Condition has not been satisfied prior to such termination; (ii) following the execution and delivery of the Merger Agreement and prior to such termination, an Acquisition Proposal has been publicly announced or has become publicly disclosed and not publicly withdrawn at least five business days prior to the time of such termination; (iii) within twelve months following such termination of the Merger Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Transaction, in which case the Company Termination Fee will be payable substantially concurrently with the consummation of the Acquisition Transaction (except that for purposes of the foregoing clause and (iii), all references to percentages in the definition of “Acquisition Transaction” described above under “— No Solicitation” will be deemed to be references to “50%”);

(b)
the Merger Agreement is terminated by the Company pursuant to a Superior Offer Termination, in which case the Company Termination Fee is payable concurrently with or prior to (and as a condition of) such termination; or

(c)
the Merger Agreement is terminated (A) by the Company pursuant to a Termination Date Termination and at such time Parent had the right to terminate the Merger Agreement pursuant to a Change in Recommendation Termination or (B) by Parent pursuant to a Change in Recommendation Termination, in each case the Company Termination Fee is payable within three business days after such termination.

Parent has agreed to pay the Company a termination fee of $177,200,000 (which we refer to as the “Parent Termination Fee”) in the event that the Merger Agreement is terminated by Parent or the Company pursuant to a Termination Date Termination or a Legal Restraint Termination (solely to the extent relating to any Antitrust Laws) and all of the Offer Conditions have been satisfied or waived by Parent and Merger Sub other than the Antitrust Clearance Condition, the No Antitrust Proceedings Condition or the No Legal Restraint Condition (solely to the extent relating to any antitrust law), in which case the Parent Termination Fee is payable within three business days after such termination.
In no event will the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion. The payment by the Company of the Company Termination Fee or by Parent of the Parent Termination Fee (and interest payments and expenses in respect of any overdue payment, if applicable) in circumstances where such fee is payable under the Merger Agreement will be the sole and exclusive remedy of the other party for all losses incurred by it and its affiliates, directors, principals, partners, managers, employees, advisors and other representatives in connection with the Merger Agreement and the Transactions (except that such payment by the Company of the Company Termination Fee or by Parent of the Parent Termination Fee will not relieve either party from liability for fraud or Willful Breach).
Remedies.   Parent, Merger Sub and the Company have agreed that immediate and irreparable harm or damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damages. Accordingly, the parties have acknowledged and agreed that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be entitled, in addition to any other remedy which is available under law or equity, to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement In the event that any proceeding should be brought in equity to enforce the provisions of the Merger Agreement, neither party shall allege, and each party waived the defense, that there is an adequate remedy at law, except to the extent consistent with the procedures outlined in the Merger Agreement concerning fees and expenses incurred in connection with the Merger Agreement and the Transactions.
Fees and Expenses.   Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.
Governing Law.   The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Other Agreements
Tender and Support Agreement
Concurrently with entering into the Merger Agreement, Parent and Merger Sub entered into a tender and support agreement (the “Tender and Support Agreement”) with Howard M. Lorber, a stockholder, director and chief executive officer of the Company, and Lorber Alpha II Limited Partnership, an entity controlled by him (the “Supporting Stockholders”), which provides, among other things, that, no later than ten business days after the commencement of the Offer, such Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreement and that such Supporting Stockholders will tender into the Offer, and not withdraw, any additional outstanding Shares such Supporting Stockholders acquire after the date of the Tender and Support Agreement on or before the earlier of (i) two business days after such acquisition, and (ii) one business day prior to the expiration of the Offer; provided, however, that the Supporting Stockholders may withhold the tender of up to 1,000,000 Shares (in the aggregate) until the fifth business day prior to expiration of the Offer in order for the Supporting Stockholders to make a “permitted transfer” of such Shares prior to that time, including by way of transferring such Shares to an affiliate or gifting such Shares, to a transferee who agrees to be bound by the Tender and Support Agreement.
Under the terms of the Tender and Support Agreement, the Supporting Stockholders have agreed to vote his Shares in favor of the adoption of the Merger Agreement and the approval of the Transactions at a special meeting, if there is one, including any proposal to postpone such meeting to a later date if there are not sufficient votes at the time of such meeting to adopt the Merger Agreement or approve any of the Transactions; against any action, proposal, transaction or agreement (including any amendment, waiver, release from or non-enforcement of any agreement) that would reasonably be expected to result in any of the conditions to the Offer or the conditions to the Merger under the Merger Agreement not being fulfilled before the Termination Date or result in a breach of any covenant, representation, warranty or other obligation or agreement of the Supporting Stockholders under the Tender and Support Agreement or the Company under the Merger Agreement; against any Acquisition Proposal or any action, agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, prevent, discourage or materially and adversely affect the consummation of the Transactions; and against any change in or to the Company Board that is not recommended or approved by the Company Board, or any change in or to the present capitalization, corporate structure, certificate of incorporation or bylaws of the Company that is not consented to by Parent. The Supporting Stockholders also agreed, subject to certain exceptions, not to transfer (or enter into any agreement to transfer) any of his Shares or tender or agree to tender any of his Shares in response to or otherwise in connection with any tender or exchange offer, including any Acquisition Transaction, other than the Offer.
The Tender and Support Agreement terminates on the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement, (iii) the mutual written agreement of the parties to terminate the

Tender and Support Agreement, the delivery of written notice of termination by the Supporting Stockholders to Parent and Merger Sub following any material modification or amendment of the Merger Agreement, without the prior written consent of the Supporting Stockholders, that, in each case, results in a decrease in the amount or changes the form of consideration payable to the Supporting Stockholders pursuant to the terms of the Merger Agreement as in effect on the date thereof.
The foregoing description of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Tender and Support Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.
Guarantee
Concurrently with the execution and delivery of the Merger Agreement, on August 21, 2024, the Company and JTI (as guarantor) entered into a guarantee (the “Guarantee”) in favor of the Company, pursuant to which JTI (as guarantor) agreed to guarantee the performance of all obligations and agreements (including any payment obligations) of Parent and Merger Sub and to cause Parent and Merger Sub to perform all of Parent’s and Merger Sub’s obligations and agreements (including any payment obligations) under the Merger Agreement.
The Guarantee and the foregoing description thereof have been included to provide investors and stockholders with information regarding the terms of the Guarantee. They are not intended to provide any other factual information about the Company.
The foregoing description of the Guarantee and the transactions contemplated thereunder is not complete and is qualified in its entirety by reference to the Guarantee, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 21, 2024 and incorporated herein by reference.
Confidentiality Agreements
An affiliate of Parent, JTI, and the Company entered into a confidentiality agreement, dated April 8, 2024 (the “Vector Confidentiality Agreement”). Under the terms of the Vector Confidentiality Agreement, the parties agreed that, subject to certain exceptions, including the ability to make disclosures required by applicable law, any non-public information made available by the Company to JTI and its representatives will not be disclosed or used for any purpose other than in connection with evaluating, negotiating, obtaining debt financing for and consummating a transaction with the Company. The Vector Confidentiality Agreement included a standstill provision for the benefit of the Company, but is no longer in effect following the execution of the Merger Agreement.
JTI and the Company entered into a confidentiality agreement, dated August 27, 2024 (the “JTI Confidentiality Agreement”). Under the terms of the JTI Confidentiality Agreement, the parties agreed that, subject to certain exceptions, including the ability to make disclosures required by applicable law, any non-public information that may be made available by JTI and its affiliates makes available to the Company and its representatives will not be disclosed or used for any purpose other than in connection with (a) consummating the Transactions and (b) reasonable integration planning.
JTI and the Company entered into a Clean Team Confidentiality Agreement, dated July 3, 2024 (the “CTA”). The parties agreed that certain competitively sensitive information of the Company would only be disclosed to Freshfields and JTI to (a) carry out commercial due diligence to evaluate the Transactions, (b) undertake a preliminary evaluation of regulatory matters, including antitrust approvals, (c) undertake the relevant regulatory processes including (but not limited to) the preparation of submissions to and responding to questions asked by antitrust or other regulatory authorities and (d) engage in integration planning, and such competitively sensitive information would only be disclosed to certain designated “clean team” individuals and recipients.
The Vector Confidentiality Agreement, the JTI Confidentiality Agreement and the CTA are collectively referred to herein as the “Confidentiality Agreements”. The foregoing description of the Confidentiality

Agreements does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreements, which are filed as Exhibits (d)(4), (d)(5) and (d)(6) of the Schedule TO and are incorporated herein by reference.
12.
Purpose of the Offer; Plans for the Company

Purpose of the Offer
The purpose of the Offer is for Parent, through Merger Sub, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Merger Sub is required to complete the Merger as soon as practicable following (but in any event no later than one business day after) the Acceptance Time and the satisfaction (or waiver, if permitted by applicable Law) of the closing conditions to complete the Merger as soon as practicable following (and in any event no later than the Termination Date (as it may be extended)).
The Company Board has unanimously: (a) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) declared it advisable for the Company to enter into the Merger Agreement and consummate the Transactions, (c) authorized and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement, (d) resolved that the Merger shall be governed and effected under Section 251(h) of the DGCL and be effected without a vote of the Company’s stockholders and (e) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.
If the Offer is consummated, we are not required to and will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of such corporation that would otherwise be required to approve a merger for such corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without a vote of the other stockholders of such corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company stockholders in accordance with Section 251(h) of the DGCL.
Plans for the Company
At the Effective Time, (a) by virtue of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth on Exhibit B to the Merger Agreement and (b) the bylaws of the Company will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be Vector Group Ltd.). For six years following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to indemnification, expense advancement, and exculpation that are equivalent to the indemnification, expense advancement, and exculpation provisions contained in the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time.
Following the Merger, we intend to cause the Shares to be delisted from NYSE and deregistered under the Exchange Act.
Parent and Merger Sub are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Merger Sub will continue to evaluate the business and operations of the

Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization and management or changes to the Company Board. Plans may change based on further analysis and Parent, Merger Sub and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Merger Sub do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.
To the best knowledge of Parent and Merger Sub, except for certain pre-existing agreements described in the Schedule 14D-9, no material employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Merger Sub or the Company, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.
13.
Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable following the Acceptance Time pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding shares of the Company’s common stock will be held by Parent.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Merger Sub intends to consummate the Merger as soon as practicable following (but in any event no later than one business day after) the Acceptance Time and subject to the satisfaction or waiver of the No Legal Prohibition Condition.
NYSE Listing.   If the Offer is consummated, Merger Sub will complete the Merger on the day following the Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on NYSE because there will only be a single holder of the Shares, which will be Parent. We intend to cause the delisting of the Shares from NYSE as promptly as practicable following consummation of the Merger and the satisfaction of the requirements for such delisting.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the

Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on NYSE. We intend to cause the delisting of the Shares from NYSE and the termination of the registration of the Shares under the Exchange Act as promptly as practicable following consummation of the Merger and the satisfaction of the requirements for such delisting and termination.
14.
Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than a quarterly cash dividend of $0.20 per Share declared on August 20, 2024 and to be paid by the Company on September 12, 2024, and thereafter, regular quarterly cash dividends of $0.20 per Share, as set forth in the Company Disclosure Letter).
15.
Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction (or waiver by Parent or Merger Sub as described below) of the conditions below as of immediately prior to the Expiration Time.
Merger Sub is not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act relating to the obligation of Merger Sub to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for any Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Merger Agreement, in the event that, as of immediately prior to the Expiration Time, the following conditions to the offer have not been satisfied or waived by Parent or Merger Sub (to the extent such waiver is permitted by applicable Law):
•
the expiration or termination of the waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall not have expired or been terminated or there shall be in effect any voluntary agreement between Parent and the Company, on the one hand, and the FTC or the DOJ, on the other hand, pursuant to which Parent and the Company have agreed not to consummate the Offer or the Merger or any required consents applicable to the Transactions under the Foreign Antitrust Laws shall not have been obtained (the “Antitrust Clearance Condition”);

•
there be validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and their respective affiliates (if any) (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer, as such terms are defined in Section 251(h)(6) of the DGCL), represents at least one (1) Share more than fifty percent (50%) of the total number of then-outstanding Shares (the “Minimum Condition”);

•
no governmental authority of competent jurisdiction shall have (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of the Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or the acquisition of Shares by Parent or Merger Sub (the “No Legal Restraint Condition”);
•
there shall not be existing any pending legal proceeding under any Antitrust Law brought by any governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of the Shares by Parent or Merger Sub or the Merger (the “No Antitrust Proceedings Condition”);

•
the representations and warranties of the Company contained in Section 4.8 of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Company contained in Section 4.2(a), Section 4.2(b) and Section 4.2(c), shall be true and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies;

•
the representations and warranties of the Company contained in Section 4.1, Section 4.2 (other than Section 4.2(a), Section 4.2(b) and Section 4.2(c)), Section 4.3, Section 4.4, Section 4.5, Section 4.10, Section 4.25 and Section 4.26 (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers or similar limitations set forth therein) shall be true and correct in all material respects as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
all other representations and warranties of the Company contained in Article IV or Section 8.1 of the Merger Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers or similar limitations set forth therein) shall be true and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect;

•
the Company shall have complied with and performed in all material respects all agreements and covenants to be performed, and complied with, by it under the Merger Agreement at or prior to the Expiration Time;

•
since the date of the Merger Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect;

•
the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in the fifth through tenth bullets above have been duly satisfied as of immediately prior to the Expiration Time (the “Certificate Condition”); and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time prior to the Acceptance Time in the sole discretion of Parent or Merger Sub, subject, in each case, to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.
Certain Legal Matters; Regulatory Approvals

General.   Except as described in this Section 16, based on our examination of publicly available information filed by the Company with the SEC, other publicly available information concerning the Company and certain confidential information provided to us by the Company in connection with the negotiations for the Transactions, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Time without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Clearance Condition. See Section 15 — “Conditions of the Offer.”
Antitrust Compliance
Compliance with the HSR Act. Under the HSR Act (including the rules and regulations that have been promulgated thereunder), certain transactions, including Merger Sub’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material (the “HSR Notification Form”) has been furnished to the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and expiration or termination of the waiting period under the HSR Act. Parent and the Company filed their respective HSR Notification Forms with the FTC and the Antitrust Division on August 30, 2024.
Under the HSR Act, Merger Sub’s purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 p.m., Eastern time, on September 16, 2024. During the initial waiting period the FTC and the Antitrust Division can choose to shorten the waiting period by granting early termination or may extend the waiting period by issuing a Request for Additional Information or Documentary Material (a “Second Request”) to the parties. The agencies have, however, temporarily suspended granting early termination during the initial waiting period. Alternatively, to provide the FTC or the Antitrust Division with additional time to review the proposed acquisition, Parent, with the consent of the Company, may withdraw its HSR Notification Form prior to the expiration of the waiting period and refile, starting a new 15-day waiting period. If the FTC or the Antitrust Division issue Second Requests, the waiting period with respect to the Offer will be extended to 11:59 PM, Eastern time, on the 10th day after Merger Sub’s certification of substantial compliance with its Second Request. If the HSR Act waiting period expires or is terminated, completion of the Merger will not require an additional filing under the HSR Act so long as Parent owns 50% or more of the outstanding Shares within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Merger Sub (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or the Company to divest businesses or assets or seek other relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural relief or damages.

Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent does not believe that either the purchase of Shares by Merger Sub pursuant to the Offer or the consummation of the Merger should violate applicable antitrust laws. Nevertheless, it is possible that a challenge to the Offer or the Merger on antitrust grounds may be made, and, if such challenge is made, Parent cannot be certain of what the result will be. See Section 15 —  “Conditions of the Offer.”
State Takeover Laws
The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the Transactions.
The Company has represented to us in the Merger Agreement that, assuming that the representations of Parent and Merger Sub set forth in the Merger Agreement are true, accurate and complete, the Company Board (or a duly authorized committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to the Merger Agreement, the Tender and Support Agreement and the Transactions, and to the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions. Merger Sub reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Merger Agreement or the Transactions, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right.
The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Other than Section 203 of the DGCL (as to which, as described above, the Company has taken necessary action to render the restrictions on business combinations contained therein inapplicable to the Offer and the Merger), we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event that it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that such laws are inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain documents or information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for purchase or pay for any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because: (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of the Company for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable following (but in any event no later than one business day after) the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Merger Sub and the Company will take all necessary action to cause the Merger to become effective as soon as practicable following the Acceptance Time without a vote of the Company stockholders, as provided in Section 251(h) of the DGCL.
17.
Appraisal Rights

No appraisal rights are available to the holders of Shares who tender such Shares in connection with the Offer. If the Offer and the Merger are consummated pursuant to Section 251(h) of the DGCL as contemplated by the Merger Agreement, the holders of Shares who: (i) did not tender their Shares pursuant to the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares in accordance with Section 262, together with interest thereon, if any, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.
In determining the “fair value” of any Shares, the Court of Chancery will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following:
•
prior to the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such stockholder’s Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by any stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, on the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
18.
Fees and Expenses

Merger Sub has retained MacKenzie Partners, Inc. to be the Information Agent and Equiniti Trust Company, LLC, to be the Depository in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depository each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
None of JTI, Parent or Merger Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depository and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.
19.
Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Merger Sub may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.
No person has been authorized to give any information or to make any representation on behalf of JTI, Parent or Merger Sub not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of JTI, Parent, Merger Sub, the Depository or the Information Agent for the purposes of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Merger Sub, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Merger Sub has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. If the Offer is completed, Merger Sub will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company” above.
Vapor Merger Sub Inc.
September 4, 2024

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF JTI
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of JTI are set forth below. If no business address is given, the director’s or executive officer’s business address is Bella Donna 4, 1181 RM Amstelveen, the Netherlands. Managing Directors of JTI are identified by a single asterisk (*). Supervisory Directors of JTI are identified by a double asterisk (**).
Name	Citizenship	Principal Occupation or Employment and 5-Year Employment History
Biljana Ivosevic*	Serbia	Biljana Ivosevic has served as Finance Director of JTI from July 2022 to present. She previously served as Regional Tax Director of Eastern Europe and the Americas of Japan Tobacco International starting in 2018.
John Gerard Colton*	Ireland	John Colton has served as Vice President of Internal Audit of Japan Tobacco International from April 2022 to present. He previously served as Regional Finance Vice President of Americas Region of Japan Tobacco International starting in June 2016.
Siegert Slagman*	The Netherlands	Siegert Slagman has served as Vice President of Global Tax of Japan Tobacco International from June 2023 to present. He previously served as the Head of Tax AI of Tayer Group starting in 2021 and Director of Global Tax Operations of Philip Morris International starting in 2019.
Vassilis Vovos**	Greece	Vassilis Vovos has served as Executive Vice President and Chief Financial Officer of Japan Tobacco International from April 2023 to present. He previously served as Chief Financial Officer of Japan Tobacco International starting in 2018.
Eddy Pirard**	Belgium	Eddy Pirard has served as President and Chief Executive Officer of Japan Tobacco International from April 2017 to present. He previously served as Executive Vice President of Business Development, Corporate Affairs and Corporate Communications of Japan Tobacco International starting in 2014.
Masamichi Terabatake**	Japan	Masamichi Terabatake has served as President and Chief Executive Officer of Japan Tobacco Inc. from January 2018 to present. He previously served as Deputy Chief Executive Officer and Executive Vice President of Business Development and Corporate Strategy of Japan Tobacco International starting in 2017.
Hiromasa Furukawa**	Japan	Hiromasa Furukawa has served as Senior Vice President, Chief Financial Officer and Corporate Communications of Japan Tobacco Inc. from October 2023 to present. He previously served as Senior Vice President of Food Business of Japan Tobacco Inc. starting in 2020 and Vice President of Food and Business Planning Division of Japan Tobacco Inc. starting in 2019.

Name	Citizenship	Principal Occupation or Employment and 5-Year Employment History
Nobuya Kato**	Japan	Nobuya Kato has served as Executive Vice President and Deputy Chief Executive Officer of Japan Tobacco International from October 2023 to present. He previously served as Senior Vice President and Chief Financial Officer of Japan Tobacco Inc. starting in 2022 and Vice President of Corporate Strategy of Japan Tobacco Inc. starting in 2019.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Directors of Parent are identified by a single asterisk (*).
All of the persons listed below have a business address of 501 Brickell Key Drive, Ste. 402, Miami, Florida, 33131.
Name	Citizenship	Principal Occupation or Employment and 5-Year Employment History
Idil Yasa*	Switzerland	Idil Yasa has served as President and Chairman of the board of Parent from September 2021 to present. She previously served as General Manager for the JTI CzHuSk (Czech, Hungary, Slovakia) markets cluster beginning in August 2019.
Robert McMaster*	Canada	Robert McMaster has served as Secretary and member of the board of Parent from before 2019 to present. He also serves as Tax & Treasury Director of JTI-Macdonald Corp. since before 2019 to present.
Hubertus Maria Antonius Ooms*	Netherlands	Hubertus Maria Antonius Ooms has served as Treasurer, member of the board and Chief Financial Officer of Parent from April 2022 to present. He previously served as Vice President of GSC/Global Leaf Finance of JT International SA starting in March 2017.
Jason Melling	United Kingdom	Jason Melling has served as Vice President of People & Culture of Parent from April 2022 to present. He previously served as Director of People & Culture of JT International Germany GmbH starting in January 2021 and Director of P&C Business Partner of Global Functions of JT International SA starting in April 2019.
Lindsay Shain	United States	Lindsay Shain has served as Vice President of Legal of Parent from 2021 to present. She previously served as Senior Vice President and Deputy General Counsel of The Estée Lauder Companies Inc. since before 2019.

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Merger Sub are set forth below. Directors of Merger Sub are identified by a single asterisk (*).
All of the persons listed below have a business address of 501 Brickell Key Drive, Ste. 402, Miami, Florida, 33131 and are citizens of the United States of America.
Name	Citizenship	Principal Occupation or Employment and 5-Year Employment History
Idil Yasa*	Switzerland	Idil Yasa has served as President and Chairman of the board of Parent from September 2021 to present. She previously served as General Manager for the JTI CzHuSk (Czech, Hungary, Slovakia) markets cluster starting in August 2019.
Hubertus Maria Antonius Ooms*	Netherlands	Hubertus Maria Antonius Ooms has served as Treasurer, member of the board and Chief Financial Officer of Parent from April 2022 to present. He previously served as Vice President of GSC/Global Leaf Finance of JT International SA starting in March 2017.

The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depository at one of its addresses set forth below:
The Depository for the Offer is:
If delivering Shares by mail:	If delivering Shares by hand, express mail, courier or any other expedited mail service:
Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 525 Ridgefield Park, New Jersey 07660	Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department
Phone: Toll-free (877) 248-6417
(718) 921-8317
Fax 718 765-8758
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Stockholders may call toll free:
(800) 322-2885
Banks and Brokers may call:
(212) 929-5500